SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Tenable Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
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7021 Columbia Gateway Drive, Suite 500
Columbia, Maryland 21046
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 28, 2020
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of TENABLE HOLDINGS, INC., a Delaware corporation (the "Company"). The Annual Meeting will be held on Thursday, May 28, 2020 at 1:00 p.m. Eastern Time and will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online. The meeting can be accessed by visiting https://www.proxydocs.com/TENB and entering your control number which is included in the proxy materials mailed to you. The meeting will be held for the following purposes:
1. To elect the Board of Directors’ nominees, John C. Huffard, Jr., A. Brooke Seawell and Richard Wells, to the Board of Directors to hold office until the 2023 Annual Meeting of Stockholders.
2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2020.
3. To indicate, on an advisory basis, the preferred frequency of future stockholder advisory votes on the compensation of the Company’s Named Executive Officers.
4. To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is March 31, 2020. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.
By Order of the Board of Directors,
Stephen A. Riddick
General Counsel and Corporate Secretary
Columbia, MD
April 15, 2020

You are cordially invited to attend the virtual annual meeting. Whether or not you expect to attend the meeting, please vote over the telephone or the Internet as instructed in these materials as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote online if you attend the virtual annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

TENABLE HOLDINGS, INC.
7021 Columbia Gateway Drive, Suite 500
Columbia, Maryland 21046
PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
May 28, 2020
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the "Board of Directors" or the "Board") of Tenable Holdings, Inc. (sometimes referred to as the “Company” or “Tenable”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 15, 2020 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may, in our discretion, elect to send you a proxy card. We may also send you a second Notice on or after April 27, 2020.
How do I attend the Annual Meeting?
The Annual Meeting will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online. The Annual Meeting can be accessed by visiting https://www.proxydocs.com/TENB and entering your control number which is included in the proxy materials mailed to you. We recommend that you log in a few minutes before the Annual Meeting to ensure that you are logged in when the meeting starts. Online check-in will begin at approximately 12:45 p.m. Eastern time. Information on how to vote online during the Annual Meeting is discussed below.
We have decided to hold a virtual stockholder meeting due to developments related to COVID-19. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 31, 2020 will be entitled to vote at the Annual Meeting. On this record date, there were 100,002,728 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name
If on March 31, 2020 your shares were registered directly in your name with Tenable’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time or vote by proxy over the telephone or Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on March 31, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online during the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
What am I voting on?
There are three matters scheduled for a vote:

•	Election of three directors (Proposal 1);

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Ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for the year ending December 31, 2020 (Proposal 2); and

•	Advisory indication of the preferred frequency of future stockholder advisory votes on the compensation of our Named Executive Officers (Proposal 3).
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposal 2, you may vote “For” or “Against” or "Abstain" from voting. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of Named Executive Officer compensation, you may vote for any one of the following: "One Year", "Two Years" or "Three Years", or you may "Abstain" from voting on that matter.
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online during the Annual Meeting, vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time, vote by proxy over the telephone or vote by proxy through the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote online during the meeting even if you have already voted by proxy.

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To vote online during the meeting, access the Annual Meeting by visiting www.proxypush.com/TENB and entering your control number which is included in the proxy materials mailed to you. Please have your Notice in hand when you access the website and follow the instructions.

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To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 866-230-6244 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. To ensure your vote is counted, your telephone vote must be received either prior to the start of the meeting or, if you are attending the meeting, before the polls close during the meeting.

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To vote through the Internet, go to www.proxypush.com/TENB to complete an electronic proxy card. You will be asked to provide the control number from the Notice. To ensure your vote is counted, your Internet vote must be received either prior to the start of the meeting or, if you are attending the meeting, before the polls close during the meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Tenable. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 31, 2020.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or online during the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director, “For” the ratification of Ernst & Young LLP as independent auditors for the year ending December 31, 2020, and for “One Year” as the preferred frequency of advisory votes to approve Named Executive Officer compensation. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, brokers, banks and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under applicable rules, but not with respect to “non-routine” matters. Proposals 1 and 3 are considered to be “non-routine” under applicable rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. However, Proposal 2 is considered to be “routine” under applicable rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notice to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the Internet.

•	You may send a timely written notice that you are revoking your proxy to Tenable Holdings, Inc., Attention: Corporate Secretary at 7021 Columbia Gateway Drive, Suite 500, Columbia, Maryland 21046.

•	You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 18, 2020, to 7021 Columbia Gateway Drive, Suite 500, Columbia, Maryland 21046. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2021 Annual Meeting of Stockholders, you must deliver your notice to our Corporate Secretary at the address above between January 28, 2021 and February 27, 2021. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.
If you propose to bring business before an annual meeting of stockholders other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before such annual meeting and the reasons for conducting that business at the annual meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition; (5) a statement whether such person, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors and (6) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated under the Exchange Act, including the person's written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder's understanding of the independence, or lack of independence, of the proposed nominee.
For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.4 to our Registration Statement on Form S-1 (File No. 333-226002), filed with the SEC on June 29, 2018.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal 1, the proposal to elect directors, votes “For,” “Withhold” and broker non-votes (described below); for Proposal 2, the proposal to ratify our independent auditors, votes “For,” “Against” and “Abstain”; and, for Proposal 3, the proposal regarding the frequency of future stockholder advisory votes to approve the compensation of our Named Executive Officers, votes for “One Year,” “Two Years,” “Three Years,” “Abstain” and broker non-votes. If you “Abstain” it will be counted towards the vote total for Proposals 2 and 3. For Proposal 2, it will have the same effect as

“Against” votes, and for Proposal 3, it will have the same effect as votes against each of the proposed voting frequencies. Broker non-votes on Proposals 1 and 3 will have no effect and will not be counted towards the vote total for those proposals. We do not expect broker non-votes on Proposal 2.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under applicable rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal 1 and 3 are considered to be “non-routine” under applicable rules and we therefore expect broker non-votes on these proposals. However, as Proposal 2 is considered “routine” under applicable rules, we do not expect broker non-votes on this proposal.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
For Proposal 1, the election of directors, the three nominees receiving the most “For” votes from the holders of shares present online at the meeting or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome. Broker non-votes will have no effect.
To be approved, Proposal 2, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2020, must receive “For” votes from the holders of a majority of shares present online at the meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Since brokers have authority to vote on your behalf with respect to Proposal 2, we do not expect broker non-votes on this proposal.
For Proposal 3, the advisory vote on the frequency of future stockholder advisory votes on Named Executive Officer compensation, the frequency receiving the votes of the holders of a majority of shares present online at the meeting or represented by proxy and entitled to vote on this proposal will be considered the frequency preferred by the stockholders. If you “Abstain” from voting, it will have the same effect as an “Against” vote on each of the proposed frequencies. Broker non-votes will have no effect.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present online at the meeting or represented by proxy. On the record date, there were 100,002,728 shares outstanding and entitled to vote. Thus, the holders of 50,001,365 shares must be present online at the meeting or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online during the virtual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or the holders of a majority of shares present online at the meeting or represented by proxy may adjourn the meeting to another date.
How do I ask a question at the Annual Meeting?
Only stockholders of record as of March 31, 2020 may submit questions or comments at the virtual stockholders meeting. If you would like to submit a question, you may do so by joining the virtual stockholders meeting at https://www.proxydocs.com/TENB and typing your question in the box in the meeting portal.
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to the start of the Annual Meeting. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Annual Meeting or our business and that such remarks are respectful of your fellow stockholders and meeting participants. Our management may group questions by topic with a representative question read aloud and answered. In addition, questions may be ruled out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker's own personal, political or business interests. Questions will be addressed in the "Question and Answer" portion of the Annual Meeting.
What do I do if I have technical difficulties in connection with the Annual Meeting?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page. Technical support will be available beginning at approximately 12:00 p.m. Eastern time on May 28, 2020.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1
ELECTION OF DIRECTORS
Tenable’s Board of Directors is divided into three classes and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board of Directors currently consists of nine members. There are three directors in the class whose term of office expires in 2020. Each of the nominees listed below is currently a director of the Company, and all directors other than Ms. Zecher were previously elected by the stockholders. Ms. Zecher was recommended to the Nominating and Corporate Governance Committee by one of our executive officers prior to her nomination and election as a director in August of 2019. If elected at the Annual Meeting, each of these nominees would serve until the 2023 Annual Meeting of Stockholders and until their successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite and encourage directors and nominees for director to attend each annual meeting of stockholders. In 2019, four directors attended the Annual Meeting.
Directors are elected by a plurality of the votes of the holders of shares present online at the meeting or represented by proxy and entitled to vote on the election of directors. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
CLASS II NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2023 ANNUAL MEETING
The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee of the Board of Directors to recommend that person as a nominee for director, as of the date of this proxy statement.
The Nominating and Corporate Governance Committee seeks to assemble a board of directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. To provide a mix of experience and perspective on the Board, the Committee also takes into account gender, age, and ethnic diversity. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to believe that that nominee should continue to serve on the Board.

John C. Huffard, Jr., age 52
John C. Huffard, Jr. served as our Chief Operating Officer from May 2018 through December 2019. Prior to that, he served as our President and Chief Operating Officer from November 2008 to May 2018, and he co-founded our company in 2002. Mr. Huffard has also served as a member of our Board of Directors since 2002 and as a member of the board of directors of Norfolk Southern Corporation since February 2020. Mr. Huffard received a B.S.B.A. from Washington and Lee University and an M.B.A. from Babson College. Our Board of Directors believes that Mr. Huffard is qualified to serve as a director based on his in-depth knowledge of our company and our products due to his role as our co-founder and prior role as our Chief Operating Officer.
A. Brooke Seawell, age 72
A. Brooke Seawell has served as a member of our Board of Directors since October 2017. Mr. Seawell is a Venture Partner at New Enterprise Associates Inc., a position he has held since January 2005. Mr. Seawell has served on the board of directors of NVIDIA Corporation, a visual computing company, since December 1997. He served on the boards of directors of Tableau Software, Inc., a business intelligence software company, from November 2011 to August 2019, Informatica Corporation, a data integration software company, from December 1997 to August 2015 and Glu Mobile Inc., a publisher of mobile games, from June 2006 to February 2014. Mr. Seawell received both a B.A. in Economics and an M.B.A. in Finance from Stanford University. Our Board of Directors believes that Mr. Seawell is qualified to serve as a director based on his extensive experience in technology finance and operations, including having served as the chief financial officer of two public companies and his experience as a director of public technology companies.
Richard M. Wells, age 42
Richard M. Wells has served as a member of our Board of Directors since December 2015. Mr. Wells serves as a Managing Director at Insight Venture Management, LLC, a private equity and venture capital firm, a position he has held since 2005. He also currently serves on the boards of directors of a number of private technology companies. Mr. Wells received a B.S. in Economics from the University of Pennsylvania and an M.B.A. from Harvard University. Our Board of Directors believes that Mr. Wells is qualified to serve as a director based on his extensive experience in investing and advising managers of high growth software and Internet companies.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING
Arthur W. Coviello, Jr., age 66
Arthur W. Coviello, Jr. has served as a member of our Board of Directors since February 2018. Mr. Coviello is a Venture Partner at Rally Ventures, LLC, a position he has held since May 2015. From February 2011 to February 2015, Mr. Coviello served as Executive Chairman of RSA Security LLC. Mr. Coviello has served on the board of directors of Synchrony Financial since November 2015. He previously served on the boards of directors of Gigamon, Inc. from April 2017 until its acquisition in December 2017 and EnerNOC, Inc. from June 2009 until its acquisition in August 2017. Mr. Coviello received a B.B.A. in Business Administration from the University of Massachusetts. Our Board of Directors believes that Mr. Coviello is qualified to serve as a director based on his extensive security industry and management experience and his experience as a director of public technology companies.

Kimberly L. Hammonds, age 52
Kimberly L. Hammonds has served as a member of our Board of Directors since June 2018. Ms. Hammonds founded the Mangrove Digital Group, LLC in May 2018. She previously served as Group Chief Operating Officer of Deutsche Bank AG, a global financial services company, from January 2016 to June 2018, and as a member of the management board of Deutsche Bank from August 2016 to June 2018. She joined Deutsche Bank as Global Chief Information Officer and Global Co-Head of Group Technology and Operations in November 2013, a position that she held until January 2016. Ms. Hammonds has served on the boards of directors of Box, Inc. since October 2018 and Zoom Video Communications since September 2018 and previously served on the boards of directors of Red Hat Inc. from August 2015 to July 2019 and Cloudera, Inc. from March 2017 to January 2020. Ms. Hammonds received a B.S. in Mechanical Engineering from the University of Michigan and an M.B.A. from Western Michigan University. Our Board of Directors believes that Ms. Hammonds is qualified to serve as a director based on her extensive management experience and her experience as a director of public technology companies.
Jerry M. Kennelly, age 69
Jerry M. Kennelly has served as a member of our Board of Directors since May 2018. Mr. Kennelly is the Chairman and Chief Executive Officer of Scandic Capital, LLC, an investment firm, a position he has held since April 2018. Prior to joining Scandic, Mr. Kennelly co-founded Riverbed Technology, Inc., a network infrastructure company, in 2002, and served as its Chairman and Chief Executive Officer from May 2002 to April 2018. Mr. Kennelly served on the board of directors of Nimble Storage, Inc., a flash storage company, from April 2013 to April 2017 when Nimble Storage was acquired by Hewlett Packard Enterprise Company. Mr. Kennelly received a B.A. in Political Economy from Williams College and an M.S. in Accounting from New York University. Our Board of Directors believes that Mr. Kennelly is qualified to serve as a director based on his extensive operating and executive management experience with technology companies and his experience as a director of public technology companies.
DIRECTORS CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING
Amit Yoran, age 49
Amit Yoran has served as our Chief Executive Officer and Chairman since December 2016 and was appointed as our President, in addition to Chief Executive Officer and Chairman, in May 2018. Prior to joining Tenable, Mr. Yoran served as President of RSA Solutions, Inc. from October 2014 to December 2016 and as Senior Vice President of product of RSA Security LLC, the security division of Dell EMC, from April 2011 to October 2014. Mr. Yoran received a B.S. from the United States Military Academy at West Point and an M.S. in Computer Science from George Washington University. Our Board of Directors believes that Mr. Yoran is qualified to serve as a director based on his role as our Chief Executive Officer and his extensive management experience in the technology and security industries.
Ping Li, age 47
Ping Li has served as a member of our Board of Directors since October 2012. Mr. Li is a Partner at Accel, a venture capital firm, where he has worked since 2004. Mr. Li served on the board of directors of Cloudera, Inc. from October 2008 to July 2018. Mr. Li received an A.B. in Economics from Harvard University and an M.B.A. from Stanford University. Our Board of Directors believes that Mr. Li is qualified to serve as a director based on his extensive investment experience in the IT and security industries and his experience serving as a director of a public technology company.

Linda K. Zecher, age 66
Linda K. Zecher has served as a member of our Board of Director since August 2019. Ms. Zecher is the Chief Executive Officer and Managing Partner of the Barkley Group, a consulting firm focused on effective digital transformation, and has held such positions since January 2017. Prior to that time, she served as the President and Chief Executive Officer, and a member of the board of directors, of Houghton Mifflin Harcourt Company from September 2011 to September 2016. Ms. Zecher has served as a member of the board of directors of Hasbro, Inc. since August 2014. Ms. Zecher received a B.S. in Earth Science from The Ohio State University. Our Board of Directors believes that Ms. Zecher is qualified to serve as a director based on her extensive management experience with technology companies and her experience as a director of public companies.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable Nasdaq listing standards: Arthur W. Coviello, Jr., Kimberly L. Hammonds, Jerry M. Kennelly, Ping Li, A. Brooke Seawell, Richard M. Wells and Linda K. Zecher. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
Board Leadership Structure
Our Board of Directors is currently chaired by Mr. Yoran, our Chief Executive Officer. The Board believes that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose. The Board believes that combining the positions of Chief Executive Officer and Board Chair provides a single, clear chain of command to execute Tenable’s strategic initiatives and business plans. In addition, the Board believes that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Board also believes that it is advantageous to have a Board Chair with significant history with and extensive knowledge of Tenable (as is the case with Mr. Yoran).
The Board has also appointed Mr. Li as lead independent director in order to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to Mr. Yoran’s leadership as our combined Chief Executive Officer and Board Chair. The lead independent director is empowered to, among other duties and responsibilities, work with the Chief Executive Officer and Board Chair to develop and approve an appropriate Board meeting schedule; work with the Chief Executive Officer and Board Chair to develop and approve Board meeting agendas; provide the Chief Executive Officer and Board Chair feedback on the quality, quantity, and timeliness of the information provided to the Board; develop the agenda and moderate executive sessions of the independent members of the Board; preside over Board meetings when the Chief Executive Officer and Board Chair is not present or when Board or Chief Executive Officer performance or compensation is discussed; act as principal liaison between the independent members of the Board and Chief Executive Officer and Board Chair; convene meetings of the independent directors as appropriate; and perform such other duties as may be established or delegated by the Board. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, the Company believes that the lead independent director serves as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.

Role of the Board in Risk Oversight
One of the Board’s key functions is informed oversight of Tenable’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.
Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Audit Committee responsibilities also include oversight of information security risk management, including through oversight of the Cybersecurity Subcommittee of the Audit Committee, which assists the Audit Committee and the Board in overseeing cybersecurity risk management.
Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.
Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
Typically, the entire Board meets with members of management responsible for risk management at least annually, and the applicable Board committees meet at least annually with the employees responsible for risk management in the committees’ respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from members of management responsible for risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.
Meetings of the Board of Directors
The Board of Directors met seven times during 2019. Each director attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served held during the portion of the last calendar year for which he or she was a director or committee member.

Information Regarding Committees of the Board of Directors
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2019 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Arthur W. Coviello, Jr.	X		X*
Kimberly L. Hammonds	X		X
Jerry M. Kennelly		X*
Ping Li		X
A. Brooke Seawell	X*
Richard M. Wells		X	X
Linda K. Zecher		X	X

Total meetings in 2019	8	5	4
_____________
*    Committee Chairperson
Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The principal duties and responsibilities of our audit committee include, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	overseeing the organization and performance of the Company's internal audit function;

•	meeting in executive session with management and the Company's independent registered public accountants;

•	reviewing related party transactions;

•
obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes its internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
The Audit Committee is composed of three directors: Arthur W. Coviello, Jr., Kimberly L. Hammonds and A. Brooke Seawell. The Audit Committee met eight times during 2019. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.tenable.com.
The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing rules).
The Board of Directors has also determined that Mr. Seawell qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Seawell’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer of public reporting companies.
Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2019 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
A. Brooke Seawell, Chair
Kimberly L. Hammonds
Arthur W. Coviello, Jr.
*The material in this report is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
The Compensation Committee of the Board of Directors acts on behalf of the Board to review, modify and oversee the Company’s compensation strategy, policies, plans and programs, including:

•
establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

•
review and recommend to the Board for approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer, the other executive officers and directors; and

•	administration of our equity compensation plans, bonus plans, benefit plans and other similar plans and programs.
The Compensation Committee is composed of four directors: Jerry M. Kennelly, Ping Li, Richard M. Wells and Linda K. Zecher. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing rules. The Compensation Committee met five times during 2019. The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.tenable.com.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets quarterly and with greater frequency when necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer, Chief People Officer and Compensia, the compensation consultant engaged by the Compensation Committee. The Compensation Committee meets regularly in executive session. In addition to our Chief Executive Officer, our Chief People Officer and our General Counsel also regularly attend meetings at the invitation of the Compensation Committee and take part in discussions about executive compensation. From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under its charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.
During the past calendar year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee retained Compensia as its compensation consultant. Our Compensation Committee identified Compensia based on Compensia's general reputation in the industry. The Compensation Committee requested that Compensia:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
As part of its engagement, Compensia was requested by the Compensation Committee to develop a comparative group of companies and to perform an analysis of competitive performance and compensation levels for that group. Compensia ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Compensia, the Compensation Committee approved the recommendations of Compensia.
Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. In 2019, the Compensation Committee delegated authority to Mr. Yoran, in his capacity as our Chief Executive Officer and Chairman, to grant, without any further action required by the Compensation Committee, stock awards to certain employees who are not officers of the Company, up to and including employees at the vice president level. The purpose of this delegation of authority is to enhance the flexibility of equity award administration within the Company and to facilitate the timely grant of stock awards to non-management employees, particularly new employees and promoted employees, within specified limits approved by the Compensation Committee. The number of shares underlying awards approved by Mr. Yoran are subject to maximum limits based on a targeted market range of share value and other parameters for each recipient’s classification as set forth in guidelines approved by the Compensation Committee from time to time. Typically, as part of its oversight function, the Compensation Committee reviews on a quarterly basis the list of grants made by Mr. Yoran. During 2019, Mr. Yoran exercised his authority to grant a total of 810,664 restricted stock units ("RSUs") to qualifying employees. No other equity awards were granted pursuant to Mr. Yoran’s authority during 2019.
The Compensation Committee typically makes adjustments to annual compensation, approves changes to the key financial metric targets and formulas used to determine annual bonus payments, approves additional equity awards and establishes new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
Compensation Committee Interlocks and Insider Participation
None of the current members of our Compensation Committee has ever been an executive officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
Report of the Compensation Committee of the Board of Directors*
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Jerry M. Kennelly, Chair
Ping Li
Richard M. Wells
Linda K. Zecher
*The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10‑K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for the Company.
The Nominating and Corporate Governance Committee is composed of four directors: Arthur W. Coviello, Jr., Kimberly L. Hammonds, Linda K. Zecher and Richard M. Wells. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing rules). The Nominating and Corporate Governance Committee met four times during 2019. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the our website at www.tenable.com.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity

(including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
The Nominating and Corporate Governance Committee appreciates the value of thoughtful Board refreshment, and regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee will review these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but also engages professional search firms from time to time to assist in identifying potential candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Tenable Holdings, Inc., Attention: Corporate Secretary, 7021 Columbia Gateway Drive, Suite 500, Columbia, Maryland 21046, at least 90 days, but not more than 120 days prior to the anniversary date of the preceding year's annual meeting of stockholders. Submissions must include the name and address of the stockholder on whose behalf the submission is made, the number of shares of Tenable stock owned beneficially by such stockholder on the date of the submission, the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information and a description of the proposed nominee's qualifications as a director. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Stockholder Communications with the Board of Directors
Historically, we have not provided a formal process related to stockholder communications with the Board. Every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, as part of its governance oversight responsibilities, the Nominating and Corporate Governance Committee will consider adopting a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it to our website.

Code of Ethics
We have adopted the Tenable Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.tenable.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 2014. Representatives of Ernst & Young LLP are expected to be present online at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present online at the meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to the Company by Ernst & Young LLP, the Company’s principal accountant.

	Year Ended December 31,
(in thousands)	2019	2018
Audit Fees(1)	$1,876	$2,033
Audit-Related Fees(2)	—	125
All Other Fees(3)	5	2
Total Fees	$1,881	$2,160
_____________
(1)     Audit fees consist of fees billed for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly condensed consolidated financial statements, and related procedures and audit services that are normally provided by the independent registered public accounting firm in connection with regulatory filings. Audit fees for 2019 also include fees for the audit of our internal control over financial reporting and a business combination. Audit fees for 2018 also include fees for professional services provided in connection with our initial public offering, including comfort letters, consents and review of documents filed with the SEC.
(2)    Audit-related fees during 2018 consisted of professional services provided in connection with pre-assessments for a service auditor's report under SOC 2.
(3)    All other fees were related to access to online accounting and tax research software.

All fees described above were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The Chair of the Audit Committee has been delegated authority to pre-approve certain audit and non-audit services, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3
ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF FUTURE ADVISORY STOCKHOLDER APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act enable our stockholders, at least once every six years, to indicate their preference regarding how frequently we should solicit a non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the SEC’s compensation disclosure rules. In accordance with the Dodd-Frank Act, we are asking stockholders to indicate whether they would prefer a non-binding advisory vote on the compensation of our Named Executive Officers every one, two or three years. Alternatively, stockholders may abstain from casting a vote.
After considering the benefits and consequences of each alternative, the Board recommends that the advisory vote on the compensation of our Named Executive Officers be submitted to stockholders each year.
The Board believes that an annual advisory vote on the compensation of our Named Executive Officers is the most appropriate policy for us at this time. While our executive compensation program is designed to promote the creation of stockholder value over the long term, the Board recognizes that executive compensation disclosures are made annually, and holding an annual advisory vote on the compensation of our Named Executive Officers provides us with more direct and immediate feedback on our executive compensation program, policies and practices. However, stockholders should note that because a proposed annual advisory vote would occur well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our compensation plans and arrangements for our executive officers in consideration of any single year’s advisory vote by the time of the following year’s annual meeting of stockholders. We believe, however, that an annual advisory vote on the compensation of our Named Executive Officers is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters.
While the Board believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead being asked to indicate their preference, on an advisory basis, as to whether the non-binding advisory vote on the approval of the compensation of our Named Executive Officers should be held every year, every other year or every three years. The option among those choices that receives the votes of the holders of a majority of shares present online at the meeting or represented by proxy and entitled to vote at the Annual Meeting will be deemed to be the frequency preferred by the stockholders.
The Board values the opinions of the stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on the Board or us, the Board may decide that it is in the best interests of the stockholders that we hold an advisory vote on Named Executive Officer compensation more or less frequently than the option preferred by the stockholders. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the Company or the Board.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF "ONE YEAR" FOR PROPOSAL 3.

EXECUTIVE OFFICERS
Our executive officers, and their respective ages as of April 15, 2020, are as follows:

Name	Age	Position(s)
Executive Officers
Amit Yoran	49	Chief Executive Officer and Chairman
Stephen A. Vintz	51	Chief Financial Officer
Stephen A. Riddick	56	General Counsel and Corporate Secretary
The biography of Mr. Yoran is set forth in “Proposal 1: Election of Directors” above.
Stephen A. Vintz has served as our Chief Financial Officer since October 2014. Prior to joining Tenable, Mr. Vintz served as Executive Vice President and Chief Financial Officer of Vocus, Inc., a publicly-traded public relations software company, from January 2001 to June 2014. Mr. Vintz received a B.B.A. in Accounting from Loyola University Maryland and is a Certified Public Accountant.
Stephen A. Riddick has served as our General Counsel since May 2016 and was appointed as our Corporate Secretary, in addition to General Counsel, in May 2018. Prior to joining Tenable, Mr. Riddick served in a number of roles, including Associate General Counsel, at Praxair, Inc., a publicly traded producer and distributor of industrial gases and related technologies, from September 2010 to February 2016. Mr. Riddick served on the board of directors of the D.C. Jazz Festival from April 2017 to December 2019. Mr. Riddick received a B.A. in Economics from the University of Virginia and a J.D. from the University of North Carolina School of Law.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 6, 2020 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% or greater stockholders:
Entities affiliated with Insight Partners(2)	26,390,576	26.4%
Entities affiliated with Accel(3)	7,396,119	7.4
Ronald J. and Cynthia Y. Gula(4)	9,215,838	9.2

Named executive officers and directors:
Amit Yoran(5)	3,684,409	3.6
Stephen A. Vintz(6)	958,673	*
Stephen A. Riddick(7)	194,703	*
John G. Negron(8)	37,076	*
John C. Huffard, Jr.(9)	3,765,988	3.8
Arthur W. Coviello, Jr.(10)	160,833	*
Kimberly L. Hammonds(11)	90,905	*
Jerry M. Kennelly(12)	38,664	*
Ping Li(13)	7,884,496	7.9
A. Brooke Seawell(14)	145,000	*
Richard M. Wells(15)	13,976	*
Linda K. Zecher	—	*
All current executive officers and directors as a group (11 persons)(16)	16,937,647	16.4%
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*    Represents beneficial ownership of less than 1%.
(1)    This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 99,929,738 shares outstanding on March 6, 2020, adjusted as required by rules promulgated by the SEC.
(2)    Consists of (a) 8,122,926 shares of common stock held by Insight Venture Partners IX, L.P., or IVP IX, (b) 4,036,084 shares of common stock held by Insight Venture Partners (Cayman) IX, L.P., or IVP (Cayman) IX, (c) 860,622 shares of common stock held by Insight Venture Partners (Delaware) IX, L.P., or IVP (Delaware) IX, (d) 162,141 shares of common stock held by Insight Venture Partners IX (Co-Investors), L.P., or IVP IX (Co-Investors), and, collectively with IVP IX, IVP (Cayman) IX and IVP (Delaware) IX, the “IVP IX Funds”, (e) 25,699 shares of common stock held by IVP (Venice), L.P., or IVP Venice, (f) 3,817,885 shares of common stock held by Insight Venture

Partners Growth-Buyout Coinvestment Fund, L.P., or IVP Coinvestment, (g) 3,069,356 shares of common stock held by Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P., or IVP Coinvestment (Cayman), (h) 2,822,284 shares of common stock held by Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P., or IVP Coinvestment (Delaware), and (i) 3,473,579 shares of common stock held by Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P., or IVP Coinvestment (B), and, collectively with IVP Coinvestment, IVP Coinvestment (Cayman) and IVP Coinvestment (Delaware), the “IVP Coinvestment Funds” and, together with the IVP IX Funds and IVP Venice, the “IVP Funds.” Insight Venture Associates IX, Ltd., or IVA IX Ltd., is the general partner of Insight Venture Associates IX, L.P., which is the general partner of each of the IVP IX Funds. Insight Venture Associates Growth-Buyout Coinvestment, Ltd., or IVA Coinvestment Ltd., is the general partner of Insight Venture Associates Growth-Buyout Coinvestment, L.P., which is the general partner of each of the IVP Coinvestment Funds. Insight Holdings Group, LLC, or Insight Holdings, is the sole shareholder of each of IVA IX Ltd., and IVA Coinvestment Ltd, Insight Holdings is the sole shareholder of Insight Venture Associates X, Ltd., which is the general partner of IVP GP (Venice), which in turn is the manager of IVP Venice. Each of Jeffrey L. Horing, Deven Parekh, Peter Sobiloff, Jeffrey Lieberman and Michael Triplett is a member of the board of managers of Insight Holdings and as such may be deemed to have shared voting and dispositive power over the shares held by each of the IVP Funds. Richard M. Wells is a Managing Director at Insight Venture Management, LLC, an entity affiliated with the IVP Funds, but does not have voting and dispositive power over the shares held by IVP Funds. The principal business address for all entities and individuals affiliated with Insight Partners is c/o Insight Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York, 10036.
(3)    Consists of (a) 2,182,696 shares of common stock held by Accel XI L.P., or Accel XI, (b) 163,992 shares of common stock held by Accel XI Strategic Partners L.P., or Accel XI Strategic, (c) 231,806 shares of common stock held by Accel Investors 2013 L.L.C., or AI 2013, (d) 4,326,710 shares of common stock held by Accel Growth Fund III L.P., or AGF III, (e) 204,267 shares of common stock held by Accel Growth Fund III Strategic Partners L.P., or AGF III Strategic, and (f) 286,648 shares of common stock held by Accel Growth Fund Investors 2014 L.L.C., or AGFI 2014. Accel Growth Fund III Associates L.L.C., or AGF III Associates, is the general partner of AGF III and AGF III Strategic and has the sole voting and investment power. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, one of our directors, Tracy L. Sedlock, Ryan J. Sweeney and Richard P. Wong are the Managing Members of AGF III Associates and AGFI 2014 and share voting and investment powers over such shares. Accel XI Associates L.L.C., or Accel XI Associates, is the General Partner of Accel XI and Accel XI Strategic and has the sole voting and investment power. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, one of our directors, Tracy L. Sedlock and Richard P. Wong are the Managing Members of Accel XI Associates and AI 2013 and share voting and investment powers over such shares. The principal business address for all entities and individuals affiliated with Accel is 500 University Avenue, Palo Alto, California 94301.
(4)     As reported in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2019. Consists of (a) 2,424,375 shares of common stock held by Mr. Gula, (b) 477,469 shares of common stock held by Mr. Gula’s spouse, Cynthia Y. Gula, (c) 174,287 shares of common stock held by Cynthia Y. Gula, as Trustee of the Ronald J. Gula 2013 Irrevocable Trust dated November 22, 2013, (d) 29,707 shares of common stock held by Michael Yates, as Trustee of the Cynthia Y. Gula 2013 Irrevocable Trust dated December 11, 2013, (e) 2,000,000 shares of common stock held by Cynthia Y. Gula, as Trustee of the Ronald J. Gula 2017 Grantor Retained Annuity Trust dated as of October 19, 2017 and (f) 4,110,000 shares of common stock held by Ronald J. Gula, as Trustee of the Cynthia Y. Gula 2016 Family Trust dated as of November 7, 2016. The address for Mr. and Mrs. Gula is c/o Gula Tech Adventures, P.O. Box 335, Woodstock, Maryland 21163.

(5)    Consists of (a) 34,613 shares of common stock, (b) 1,357,685 shares of restricted common stock, 1,060,932 of which are scheduled to vest within 60 days of March 6, 2020 and (c) 2,292,111 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 6, 2020.
(6)    Consists of (a) 268,565 shares of common stock and (b) 690,108 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 6, 2020.
(7)    Consists of (a) 7,203 shares of common stock and (b) 187,500 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 6, 2020.
(8)    Consists solely of 37,076 shares of common stock as of September 2, 2019, Mr. Negron's last day of employment with the Company.
(9)    Consists of (a) 2,173 shares of common stock held by Mr. Huffard directly, (b) 31,847 shares of common stock held by Mr. Huffard’s spouse, Mary Kathryn Braden Huffard, (c) 3,294,982 shares of common stock held by Mary Kathryn Braden Huffard and Jonathan M. Forster, as Trustees of The Three Suns Exempt Irrevocable Trust U/T/A dated March 2, 2012, (d) 390,183 shares of common stock held by Mary Kathryn Braden Huffard and Jonathan M. Forster, as Trustees of The Three Suns Non-Exempt Irrevocable Trust U/T/A dated March 2, 2012, (e) 86 shares of common stock held by Mr. Huffard and Mary Kathryn Braden Huffard, as Trustees of The John Cloyd Huffard Jr Revocable Trust and (f) 46,717 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 6, 2020.
(10)    Consists of (a) 7,500 shares of common stock and (b) 153,333 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 6, 2020.
(11)    Consists of (a) 14,239 shares of common stock and (b) 76,666 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 6, 2020.
(12)    Consists of (a) 9,998 shares of common stock held directly by Kennelly Partners, L.P., an entity controlled by Mr. Kennelly, and (b) 28,666 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 6, 2020.
(13)    Consists of (a) 2,182,696 shares of common stock held by Accel XI L.P., or Accel XI, (b) 163,992 shares of common stock held by Accel XI Strategic Partners L.P., or Accel XI Strategic, (c) 231,806 shares of common stock held by Accel Investors 2013 L.L.C., or AI 2013, (d) 4,326,710 shares of common stock held by Accel Growth Fund III L.P., or AGF III, (e) 204,267 shares of common stock held by Accel Growth Fund III Strategic Partners L.P., or AGF III Strategic, (f) 286,648 shares of common stock held by Accel Growth Fund Investors 2014 L.L.C., or AGFI 2014, (g) 384,759 of common stock held by Li Family Trust, or the Trust, and (h) 103,618 of common stock held by Li Family GST Exempt Trust, or GST. Accel Growth Fund III Associates L.L.C., or AGF III Associates, is the general partner of AGF III and AGF III Strategic and has the sole voting and investment power. In addition to Mr. Li, Andrew G. Braccia, Sameer K. Gandhi, Tracy L. Sedlock, Ryan J. Sweeney and Richard P. Wong are the Managing Members of AGF III Associates and AGFI 2014 and share voting and investment powers over such shares. Accel XI Associates L.L.C., or Accel XI Associates, is the General Partner of Accel XI and Accel XI Strategic and has the sole voting and investment power. Andrew G. Braccia, Sameer K. Gandhi, Ping Li, one of our directors, Tracy L. Sedlock and Richard P. Wong are the Managing Members of Accel XI Associates and AI 2013 and share voting and investment powers over such shares. Ping Li is trustee of the Trust and has voting and dispositive power over the shares held by the Trust. Members of Ping Li’s immediate family are beneficial holders of the GST, and he may be deemed to exercise voting and investment power over the shares held by the GST. The principal business address for all entities and individuals affiliated with Accel is 500 University Avenue, Palo Alto, California 94301.
(14)    Consists of (a) 30,000 shares of common stock and (b) 115,000 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 6, 2020.
(15)    Consists of (a) 6,636 shares of common stock held by Mr. Wells directly and (b) 7,340 shares of common stock held by RW Fund IX LLC, an entity controlled by Mr. Wells.
(16)    Consists of (a) 11,989,861 shares of common stock, (b) 1,357,685 shares of restricted common stock, 1,060,932 of which are scheduled to vest within 60 days of March 6, 2020 and (c) 3,590,101 shares of common stock issuable upon the exercise of outstanding options exercisable within 60 days of March 6, 2020.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2019, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION
We became a public reporting company in July 2018, and filed our 2019 definitive proxy statement under the scaled reporting rules applicable to emerging growth companies. As of December 31, 2019, we ceased to be an emerging growth company and, therefore, this Proxy Statement includes additional information with respect to our executive compensation program, policies, and practices that was not previously required, including this Compensation Discussion and Analysis, certain additional compensation tables as set forth following the Compensation Discussion and Analysis, and an advisory vote of our stockholders on the preferred frequency of future stockholder advisory votes on the compensation of our Named Executive Officers, which is included as "Proposal 3" in this Proxy Statement.
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis provides information regarding the 2019 compensation program for our principal executive officer, our principal financial officer, the executive officer (other than our principal executive officer and principal financial officer) at fiscal year-end who was our most highly-compensated executive officer, and one former executive officer whose compensation during 2019 would have placed him among our most highly-compensated executive officers (other than our principal executive officer and principal financial officer) had he been an executive officer as of December 31, 2019 (our “Named Executive Officers”). For 2019, our Named Executive Officers were:

Name	Position
Amit Yoran	Chief Executive Officer and Chairman of the Board of Directors
Stephen A. Vintz	Chief Financial Officer
Stephen A. Riddick	General Counsel and Corporate Secretary
John G. Negron (1)	Chief Revenue Officer
_____________
(1)    Mr. Negron's employment as our Chief Revenue Officer terminated effective September 2, 2019. His compensation is discussed in this Compensation Discussion and Analysis for the period in which he was employed during 2019.
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2019. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee arrived at the specific compensation decisions for our Named Executive Officers in 2019 and discusses the key factors that the Compensation Committee considered in determining their compensation.
Executive Summary
Who We Are
We are a leading provider of solutions for a new category of cybersecurity that we call Cyber Exposure. Cyber Exposure is a discipline for managing, measuring and comparing cybersecurity risk in the digital era. We are building on our deep technology expertise in the traditional vulnerability assessment and management market and are expanding that market to include modern attack surfaces and to provide analytics that help organizations translate vulnerability data into business insights to understand and reduce their cybersecurity risk.

As of December 31, 2019, we had over 30,000 customers who licensed our Tenable.io, Tenable.sc, or Nessus Professional products. As of December 31, 2019, our customers include more than 50% of the Fortune 500, more than 30% of the Global 2000, and large government agencies. In 2019, no single customer represented more than 2% of our revenue.
2019 Business Highlights
2019 was marked by significant achievements in revenue and calculated current billings growth. Our 2019 highlights were as follows:

•	Revenue was $354.6 million, representing a 33% increase year-over-year.

•	Calculated current billings was $414.9 million, representing a 27% increase year-over-year.

•	GAAP loss from operations was $90.8 million, compared to a loss of $72.6 million in 2018.

•	Non-GAAP loss from operations was $42.8 million, compared to a loss of $49.1 million in 2018.

•	GAAP net loss was $99.0 million, compared to a net loss of $73.5 million in 2018.

•	GAAP net loss per share was $1.03, compared to a net loss per share of $1.38 in 2018.

•	Non-GAAP net loss was $40.5 million, compared to a net loss of $50.3 million in 2018.

•	Pro forma non-GAAP net loss per share was $0.42, compared to a net loss per share of $0.59 in 2018.

•	Net cash used in operating activities was $10.7 million, compared to $2.6 million in 2018.

•
Free cash flow was $(31.4) million, compared to ($8.3) million in 2018. Free cash flow in 2019 included $13.1 million of non-recurring payments related to the Indegy acquisition, $11.4 million of capital expenditures for our new headquarters, and a $0.9 million reduction related to employee stock purchase plan activity. Free cash flow in 2018 included a $6.3 million benefit related to employee stock purchase plan activity.

Refer to the appendix for reconciliations of non-GAAP measures to comparable GAAP measures.
Executive Compensation Highlights
Based on our overall operating environment and these results, the Compensation Committee took the following key actions with respect to the compensation of our Named Executive Officers for and during 2019:

•	Base Salaries - Maintained their annual base salaries at their 2018 levels.

•
Cash Bonuses - Pre-selected under our Quarterly Bonus Plan quarterly and annual performance metrics consisting of revenue; adjusted earnings before interest, taxes, depreciation, and amortization (“EBITDA”); and bookings with targets pre-established by the Board of Directors as part of the Board's review of the annual financial plan, which resulted in full-year earned bonus payments in amounts ranging from $158,918 to $423,780, based on our achievement. These bonus payments represented 105.1% of their target bonus opportunities for 2019 for each of Messrs. Yoran, Vintz and Riddick, as we achieved an average of 105.1% of the financial performance objectives applicable to each of the foregoing for each fiscal quarter and the full-year and 93.5% of the target bonus opportunity for Mr. Negron as we achieved an average of 93.5% of the financial performance objectives applicable to Mr. Negron for the first three fiscal quarters of 2019, prorated for the term of his employment. Cash bonus amounts for Messrs. Yoran, Vintz and Riddick were paid out at greater than 100% of target due to our above target achievement of the adjusted EBITDA financial goal.

•
Long-Term Incentive Compensation - Granted long-term incentive compensation opportunities in the form of time-based restricted stock unit (“RSU”) awards that may be settled for shares of our common stock with grant date fair values in amounts ranging from approximately $1,400,000 to approximately $6,200,000.

•
Amended and Restated Employment Agreements - Entered into amended and restated employment agreements setting forth the terms and conditions of their employment and severance arrangements to promote retention of our Named Executive Officers and provide continuity of management in the event of a change in control of the Company.

Relationship Between Pay and Performance
We believe our executive compensation program is reasonable and competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our Named Executive Officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, we seek to ensure that a meaningful portion of our Named Executive Officers’ target annual total direct compensation is both variable in nature and “at-risk.”
We emphasize variable “at-risk” compensation through two separate compensation elements. First, we provide the opportunity to participate in our Quarterly Bonus Plan which provides payments based on the achievement by our Named Executive Officers of pre-established short-term financial results compared to pre-established targets as determined from time to time by the Company and reviewed by our Board of Directors in connection with our annual financial plan. Second, since our initial public offering we have granted RSU awards to our Named Executive Officers, the value of which depends entirely on the value of our common stock, thereby incentivizing them to build sustainable long-term value for the benefit of our stockholders. These variable pay elements ensure that a substantial portion of our Named Executive Officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable commensurate with our actual performance.
For 2019, 94% of our CEO’s total reported compensation and an average of 88% of our other Named Executive Officers’ total reported compensation who were employed with us at the end of 2019 was linked to performance, consisting of the quarterly and annual bonuses earned and equity incentives awarded, as reported in the Summary Compensation Table.
We believe that this design provides balanced incentives for our Named Executive Officers to meet our business objectives and drive long-term growth. The Compensation Committee takes seriously its responsibility to maintain an appropriate pay-for-performance alignment with an emphasis on long-term stockholder value creation.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:
What We Do

•	Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors who establish our compensation practices.

•
Retain an Independent Compensation Advisor. The Compensation Committee has engaged its own compensation consultant to provide information, analysis, and other advice on executive compensation independent of management. This consultant performed no other consulting or other services for us in 2019.

•
Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

•
Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our Named Executive Officers’ compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our Named Executive Officers and stockholders.

•
Use a Pay-for-Performance Philosophy. The majority of our Named Executive Officers’ compensation is directly linked to corporate performance; we also structure their target total direct compensation opportunities with a significant long-term equity component, thereby making a substantial portion of each Named Executive Officer’s target total direct compensation dependent upon our stock price and/or total stockholder return.

•	Multi-Year Vesting Requirements. The annual equity awards granted to our Named Executive Officers vest over multi-year periods, consistent with current market practice and our retention objectives.

•
“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid). In addition, all such payments and benefits are subject to the execution and delivery of an effective general release of claims in favor of the Company.

•	Succession Planning. Our Board of Directors reviews the risks associated with our key executive officer positions to ensure an adequate succession strategy and plans are in place.
What We Do Not Do

•	No Guaranteed Bonuses. We do not provide guaranteed bonuses to our executive officers.

•
No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our Named Executive Officers other than the plans and arrangements that are available to all employees. Our Named Executive Officers are eligible to participate in our 401(k) Plan on the same basis as our other employees.

•	No Perquisites. We do not provide perquisites or other personal benefits to our Named Executive Officers beyond what are provided to our other employees.

•	No Tax Payments on Perquisites. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, other than on standard relocation benefits.

•
No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

•
No Hedging or Pledging of our Equity Securities. Our Insider Trading Policy prohibits our employees, including our executive officers, and the non-employee members of our Board of Directors from engaging in short sales, transactions in put or call options, hedging transactions, using margin accounts, pledges, or other inherently speculative transactions involving our equity securities.

Stockholder Advisory Vote on Frequency of Future Stockholder Advisory Votes on Named Executive Officer Compensation
At the Annual Meeting of Stockholders to which this Proxy Statement relates, we will be conducting a non-binding stockholder advisory vote on the frequency of future non-binding stockholder advisory votes on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote). Stockholders will have the option of voting on whether future Say-on-Pay votes should be held on an annual, biennial, or triennial basis, or abstaining from such vote. Our Board of Directors is recommending that we hold future Say-on-Pay votes on an annual, rather than a biennial or triennial, basis. For additional information about the vote on the frequency of our Say-on-Pay votes, see “Proposal 3 above”.
Executive Compensation Philosophy and Objectives
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	Provide market competitive compensation and benefit levels that will attract, motivate, reward, and retain a highly talented team of executives within the context of responsible cost management;

•	Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executives;

•
Align the interests and objectives of our executives with those of our stockholders by linking their long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance; and

•	Offer total compensation opportunities to our executives that, while competitive, are internally consistent.
We believe that our executive compensation program should include short-term and long-term elements, including cash and equity compensation, and should reward consistent performance that meets or exceeds expectations. We evaluate both performance and compensation to make sure that the compensation provided to our executives remains competitive relative to compensation paid by companies of similar size operating in our industry, taking into account our relative performance, our strategic objectives, and the performance of the individual executive.
Executive Compensation Design
The annual compensation arrangements for our Named Executive Officers consist of base salary, quarterly and annual performance-based cash bonuses, and long-term incentive compensation in the form of equity awards. The key component of our executive compensation program continues to be equity awards. Historically, we have emphasized the use of equity to provide incentives for our Named Executive Officers to focus on the growth of our overall enterprise value and, correspondingly, to create sustainable value for our stockholders. Since our initial public offering, we have used time-based RSU awards that have been settled in shares of our common stock as our principal equity incentive vehicle.
We believe that RSU awards offer our Named Executive Officers a valuable long-term incentive that aligns their interests with the long-term interests of our stockholders. Going forward, as we deem appropriate, we may introduce other forms of stock-based compensation awards into our executive compensation program to offer our Named Executive Officers additional types of equity incentives that further this objective.
We also offer cash compensation in the form of base salaries and quarterly and annual performance-based cash bonuses. Typically, we have structured our cash bonus opportunities to focus on the achievement of specific short-term financial objectives that will further our longer-term growth objectives.
We have not adopted any formal policies or employed guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. Instead, the Compensation Committee reviews each element of executive compensation separately and also takes into consideration the value of each Named Executive Officer’s target total direct compensation opportunity (the sum of base salary, cash bonus opportunity, and equity awards) as a whole, and its relative size in comparison to companies in our compensation peer group.
The Compensation Committee reviews our compensation philosophy, as well as our executive compensation program, at least annually. As part of this review process, the Compensation Committee applies the objectives described above within the context of our overall compensation philosophy while simultaneously considering the compensation levels needed to ensure that our executive compensation program remains competitive. In addition, the Compensation Committee considers whether we are meeting our retention objectives and the potential cost of replacing key executive officers.
Compensation-Setting Process
Role of Compensation Committee
The Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our Named Executive Officers. It also makes compensation recommendations for the non-employee members of our Board of Directors to our full Board of Directors for their review and approval. The Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies, and practices applicable to our CEO and other Named Executive Officers.

In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our Named Executive Officers when making decisions with respect to their compensation.
The Compensation Committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available at https://investors.tenable.com.
The Compensation Committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.
Determining Total Direct Compensation
The Compensation Committee reviews the base salary levels, cash bonus targets, and long-term incentive compensation of our Named Executive Officers and all related performance criteria at the beginning of each year, or more frequently as warranted. Compensation adjustments to base salary are generally effective on March 1 and changes to target bonus amounts are generally effective at the beginning of the fiscal year.
In making decisions about the compensation of our Named Executive Officers, the members of the Compensation Committee do not establish a specific target and instead rely primarily on their general experience and subjective considerations of various factors, including the following:

•	our executive compensation program objectives;

•	our performance against the financial, operational, and strategic objectives established by the Compensation Committee and our Board of Directors;

•	each individual Named Executive Officer’s knowledge, skills, experience, qualifications, and tenure relative to other similarly situated executives at the companies in our compensation peer group;

•	the scope of each Named Executive Officer’s role and responsibilities compared to other similarly situated executives at the companies in our compensation peer group;

•
the prior performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	the potential of each individual Named Executive Officer to contribute to our long-term financial, operational, and strategic objectives;

•	our financial performance relative to our peers;

•
the compensation practices of our compensation peer group and the positioning of each Named Executive Officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and

•	the recommendations of our CEO with respect to the compensation of our Named Executive Officers (except with respect to his own compensation).
These factors provide the framework for compensation decision-making and final decisions regarding the compensation for each Named Executive Officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.

The Compensation Committee does not weigh these factors in any predetermined manner, nor does it apply any formulas in developing its compensation decisions. The members of the Compensation Committee consider this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each Named Executive Officer, and business judgment in making their decisions.
The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our Named Executive Officers. Instead, in making its determinations, the Compensation Committee reviews information summarizing the compensation paid at the companies in our compensation peer group, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment and from more broad-based compensation surveys to gain a general understanding of market compensation levels.
Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities and other compensation-related matters for our Named Executive Officers (except with respect to his own compensation) based on his evaluation of their performance for the prior year.
At the beginning of each year, our CEO reviews the performance of our other Named Executive Officers based on such individual’s level of success in accomplishing the business objectives established for him or her for the prior year and his or her overall performance during that year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation as described above.
The Compensation Committee reviews our CEO's proposals and recommendations and discusses them with him and considers them as one factor in determining and approving the compensation of our other Named Executive Officers. Our CEO also attends meetings of our Board of Directors and the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.
Role of Compensation Consultant
The Compensation Committee has the sole authority to retain an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review, including the authority to approve the consultant’s reasonable fees and other retention terms. The compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement annually.
In 2019, the Compensation Committee engaged Compensia, Inc., a national compensation consulting firm (“Compensia”), to serve as its compensation consultant to advise on executive compensation matters, including competitive market pay practices for our Named Executive Officers, and to assist with the data analysis and development of the compensation peer group.

During 2019, Compensia attended the meetings of the Compensation Committee (both with and without management present) as requested and provided various services, including the following:

•	the review, analysis, and updating of our compensation peer group;

•
the review and analysis of the base salary levels, cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers, including our Named Executive Officers, against competitive market data based on the companies in the compensation peer group and selected compensation surveys;

•	the review and analysis of the base salary levels, cash bonus opportunities, and long-term incentive compensation opportunities for our Chief Product Officer and Chief Technology Officer positions;

•
an analysis of competitive market practices in the consideration and finalization of changes to the post-employment compensation arrangements for our executive officers, including our Named Executive Officers;

•	the review and analysis of the compensation arrangements of the non-employee members of our Board of Directors against competitive market data based on the companies in the compensation peer group;

•	the review and analysis of competitive market practices in the design of short-term cash incentive compensation plans for executives;

•	an assessment of executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;

•	consultation with the Compensation Committee chair and other members between Compensation Committee meetings; and

•	support on other ad hoc matters throughout the year.
The terms of Compensia’s engagement includes reporting directly to the Compensation Committee chair. Compensia also coordinated with our management for data collection and job matching for our executive officers. In 2019, Compensia did not provide any other services to us.
The Compensation Committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that Compensia provided, the quality of those services, and the fees associated with the services provided during 2019. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the NASDAQ Marketplace Rules, and such other factors as were deemed relevant under the circumstances, the Compensation Committee has determined that no conflict of interest was raised as a result of the work performed by Compensia.
Competitive Positioning
For purposes of assessing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, and industry focus. The competitive data drawn from this compensation peer group is only one of several factors that the Compensation Committee considers, however, in making its decisions with respect to the compensation of our Named Executive Officers.
The compensation peer group for 2019, which was developed in April 2018 with the assistance of Compensia, to analyze the compensation of our executive officers, including our Named Executive Officers, comprised publicly-traded technology companies against which we compete for executive talent. In identifying and selecting the companies to comprise the compensation peer group, Compensia considered the following criteria:

•	publicly traded companies headquartered in the United States and traded on a major United States stock exchange;

•	companies in the information technology sector;

•	companies with similar revenues - within a range of ~0.3x to ~3.0x our then-projected 2018 revenues of approximately $260 million (approximately $80 million to approximately $800 million);

•
companies with similar market capitalizations - within a range of ~0.3x to ~3.0x our then-projected market capitalization of approximately $3.0 billion (approximately $1.0 billion to approximately $9.0 billion);

•	companies in the Internet/network security software sector; and

•	companies with positive revenue growth.
Using this methodology, the Compensation Committee approved a compensation peer group consisting of the following companies:

Cloudera	Coupa Software	Ellie Mae
FireEye	ForeScout Technology	HubSpot
Imperva	New Relic	Okta
Paycom Software	Paylocity Holding	Proofpoint
Qualys	Rapid7	Sailpoint Technologies
Twilio	Varonis Systems	Zendesk
The Compensation Committee used data drawn from the companies in our compensation peer group, as well as data from a custom data cut drawn from the Radford Global Technology Survey, to evaluate and analyze the competitive market when determining the total direct compensation of our Named Executive Officers, including base salary, target cash bonus opportunities, and long-term incentive compensation opportunities.
The Compensation Committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Compensation Elements
In 2019, the principal elements of our executive compensation program, and the objective and key features of each element, were as follows:

Element	Type and Form of Element	Objective	Key Features
Base Salary	Fixed/Cash
Designed to attract and retain highly talented executives by providing financial stability and security for performing job responsibilities through a fixed amount that is market competitive and rewards performance

Generally reviewed annually at beginning of year and determined based on various factors, including company and individual performance, retention objectives, a competitive market analysis, and recommendations of CEO

Cash Bonuses	Variable/Cash	Designed to motivate and reward executives with financial incentives for achieving or exceeding rigorous quarterly and annual financial objectives related to our key business imperatives
• Target bonus amounts generally reviewed annually at beginning of year and determined based on various factors, including company and individual performance, a competitive market analysis, and recommendations of CEO
• Bonus payments entirely dependent upon achievement of pre-established corporate financial objectives selected by our Compensation Committee
• Bonus payments earned determined after each quarter and full-year, based on actual achievement levels for corporate financial objectives compared to targets reviewed by our Board of Directors

Long Term Incentive Compensation	Variable/ Equity awards in the form of RSU awards that may be settled for shares of our common stock
Designed to motivate and reward executives for successful long-term performance, align interests of executives and stockholders by motivating them to create sustainable long-term stockholder value, and encourage continued employment of executives over the long-term

• Annual award opportunities generally reviewed and determined annually at beginning of year or as appropriate during year for new hires, promotions, or other special circumstances
• Individual awards determined based on various factors, including company and individual performance, retention value of outstanding equity holdings, and competitive market analysis
• Historically granted RSU awards or stock options with four-year vesting requirements, although the Compensation Committee has discretion to grant other equity vehicles and use different vesting requirements or performance conditions

Other Compensation	Retirement and health and welfare benefits offered to all employees on the same terms	Employee benefits that promote employee savings and health and welfare, which assists in attracting and retaining our executives and employees
Indirect compensation element consisting of programs such as medical, vision, dental, life and disability insurance, as well as the 401(k) Plan with a company matching contribution and an ESPP, and other plans and programs made available to all eligible employees

Base Salary
Base salary represents the fixed portion of the compensation of our Named Executive Officers and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we use base salary to provide each Named Executive Officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.
Generally, we establish the initial base salaries of our Named Executive Officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our Named Executive Officers each year as part of its annual compensation review, with input from our CEO (except with respect to his own base salary) and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a Named Executive Officer’s performance, individual contributions and responsibilities, position in the case of a promotion, and market conditions.

In February 2019, the Compensation Committee reviewed the base salaries of our Named Executive Officers, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our CEO, as well as the other factors described in “Compensation-Setting Process - Determining Total Direct Compensation” above. Following this review, the Compensation Committee determined to maintain the base salaries of our Named Executive Officers at their 2018 levels given the recent adjustments to base salaries that were made in July 2018.
The base salaries of our Named Executive Officers for 2019 were as follows:

Named Executive Officer	2018 Base Salary	2019 Base Salary	Percentage Adjustment
Mr. Yoran	$400,000	$400,000	—
Mr. Vintz	350,000	350,000	—
Mr. Riddick	320,000	320,000	—
Mr. Negron(1)	350,000	350,000	—
_____________
(1)    Mr. Negron’s employment as our Chief Revenue Officer terminated effective September 2, 2019.
The base salaries paid to our Named Executive Officers during 2019 are set forth in the Summary Compensation Table below.
Cash Bonuses
To motivate and reward achievement of our short-term corporate financial objectives as reflected in our annual financial plan, as well as to further our long-term strategic and growth goals, our Named Executive Officers are eligible to participate in our broad-based Quarterly Bonus Plan. Our Quarterly Bonus Plan is designed to motivate and reward our employees to achieve a series of pre-established financial goals based on our revenue, adjusted EBITDA, and bookings targets set forth in our annual financial plan (collectively, the “Board Metrics”), which is reviewed annually by our Board of Directors.
The Quarterly Bonus Plan provides participants, including our Named Executive Officers, with an opportunity to earn formula-based cash bonuses on a quarterly and/or annual basis. We believe that paying bonuses throughout the year is the most effective way to motivate achievement of our short-term financial goals because quarterly and annual payments align with the time periods for which we provide external guidance to the investment community. Bonus payments for our Named Executive Officers with respect to the Board Metrics are made in five equally weighted installments, one following each fiscal quarter and the fifth payment following fiscal year-end, in each case based on a portion of the participants’ target cash bonus opportunity for the year attributable to the Board Metrics and only to the extent that we have achieved the applicable Board Metrics for each respective fiscal quarter and the full fiscal year. Actual bonus payments at each periodic interval are calculated by multiplying 20% of a participant’s target cash bonus opportunity attributable to the Board Metrics by the weighted average percentage attainment level of the applicable financial goals for each applicable fiscal quarter or full fiscal year. For the revenue and adjusted EBITDA performance goals, there is no specified minimum or maximum bonus achievement percentage or amount payable established. For the bookings performance goal, the threshold performance level to receive payment is 40% of the target performance level (determined at a 2:1 scaled achievement) and for performance above target payment is capped at 170% of target (also determined at a 2:1 scaled achievement).
In addition to the foregoing, Mr. Negron, our former Chief Revenue Officer, had an additional performance measure comprised of a separate bookings target established a "stretch" goal for the fiscal year (the "Corporate Bookings Stretch Metric"). 25% of his bonus target was attributable to achievement of the Board Metrics and the Corporate Bookings Stretch Metric, each weighted 50%, and the remaining 75% was attributable solely to achievement of the Corporate Bookings Stretch Metric.
In February 2019, the Compensation Committee reviewed the terms and conditions for the Quarterly Bonus Plan for 2019, including the target annual cash bonus opportunities of each Named Executive Officer and selected the Board Metrics and the Corporate Bookings Stretch Metric from the annual financial plan reviewed by the Board of Directors as the relevant performance metrics and determined their relative weightings for each Named Executive Officer. In February of every year, the Compensation Committee reviews the related achievement percentages for the prior year for each of the Board Metrics and the Corporate Bookings Stretch Metric and the corresponding quarterly and annual bonus payments and determines whether to make any discretionary adjustments.
Target Cash Bonus Opportunities
For purposes of the Quarterly Bonus Plan, cash bonuses are based upon a specific percentage of each participant’s annual base salary. In February 2019, the Compensation Committee reviewed the target cash bonus opportunities of our Named Executive Officers in place for 2018, taking into consideration a competitive market analysis prepared by its compensation consultant and the recommendations of our CEO, as well as the other factors described in “Compensation-Setting Process - Determining Total Direct Compensation” above. Following this review, the Compensation Committee determined to maintain the target cash bonus opportunities of our Named Executive Officers at their 2018 levels given the factors discussed above and the recent adjustments to their target cash bonus opportunities that were made in July 2018.
The target cash bonus opportunities of our Named Executive Officers for 2019 were as follows:

Named Executive Officer	2019 Target Cash Bonus Opportunity
Mr. Yoran	$400,000
Mr. Vintz	225,000
Mr. Riddick	150,000
Mr. Negron (1)	300,000
_____________
(1)    Mr. Negron’s target cash bonus opportunity was attributable 25% ($75,000) to our performance based on 50% of the Board Metrics and 50% of the Corporate Bookings Stretch Metric and 75% ($225,000) to his actual achievement solely with respect to the Corporate Bookings Stretch Metric. Mr. Negron's employment as our Chief Revenue Officer terminated effective September 2, 2019.
Corporate Performance Measures
For purposes of the Quarterly Bonus Plan for each of Messrs. Yoran, Vintz and Riddick our Compensation Committee selected revenue, adjusted EBITDA, and bookings as set forth in our annual financial plan (the “Board Metrics”), each equally weighted, as the three performance measures upon which bonus payments for each would be based, other than for Mr. Negron as described above. The target achievement levels for the corporate performance measures for 2019 were established by the Board of Directors as part of their review of the annual financial plan.
Each of these performance measures was to be calculated as follows:

•	Revenue - revenue was to be calculated in accordance with GAAP and as set forth in our quarterly and annual financial statements.

•
Adjusted EBITDA - adjusted EBITDA was to be calculated as net loss before income tax provision, other non-operating income and (expense), depreciation and amortization, amortization of intangible acquired intangible assets, stock-based compensation and acquisition related expenses.

•
Bookings - bookings was to be calculated as sales of new and renewal subscription licenses, perpetual licenses and related first-year maintenance, and services and training, which are closed in a period.  Bookings is based on annual contract value (ACV), whereby we include only the first-year contract value as booked in cases where a multi-year deal is prepaid or billed upfront.

Our Board of Directors believed that, for purposes of the Quarterly Bonus Plan, these were the most appropriate corporate performance measures to use because, in its view, they would provide meaningful indicators of our successful execution of our annual financial plan and our ability to enhance long-term value creation. In particular, we believe our bookings levels is an effective measure of annual contract value, which management uses to measure the growth of our business.
For 2019, our Board of Directors established anticipated target levels for each performance measure which were set forth in our annual financial plan. These annual target levels were as follows:

(in thousands)	Target Performance Level
Revenue	$358,582
Adjusted EBITDA(1)	(45,933)
Bookings	(2)
_____________
(1)    Adjusted EBITDA is a non-GAAP measure. Refer to the appendix for reconciliations of non-GAAP measures to comparable GAAP measures.
(2)    We have chosen not to disclose the various target performance levels for our bookings performance measure as such information is proprietary in nature, the disclosure of which could result in competitive harm to the Company. For 2019, the Board of Directors considered the target performance achievement levels for the Board Metrics to be challenging but achievable with significant effort requiring circumstances to align as projected and the target performance achievement level for the Corporate Bookings Stretch Metric to be difficult to achieve, requiring exceptional levels of effort on the part of Mr. Negron, as well as favorable external conditions.
Further, our Board of Directors determined not to establish specific individual performance goals for any of our Named Executive Officers for 2019 and, accordingly, each of their cash bonuses was entirely dependent on our achievement of the Board Metrics and the Corporate Bookings Stretch Metric, reinforcing our pay-for-performance philosophy.
2019 Cash Bonus Results
Our actual performance against the aggregate target level for the various corporate performance measures for each fiscal quarter and for the full fiscal year, as applicable, as well as the amounts received by each Named Executive Officer, were reviewed by the Compensation Committee in February 2020.  Cash bonus amounts for Messrs. Yoran, Vintz and Riddick were paid out at greater than 100% of target due to our above target achievement of the adjusted EBITDA financial goal. The Compensation Committee did not make any discretionary adjustments to the quarterly and full year bonuses paid to the Named Executive Officers in 2019.

The following table provides information regarding the quarterly and full year payout level achieved and the actual quarterly and full year cash bonuses earned by the Named Executive Officers during 2019:

Named Executive Officer	Performance Period	Target Quarterly/Annual Bonus	Aggregate Weighted Average Performance Achievement	Aggregate Weighted Average Payment Percentage	Actual Quarterly/Annual Bonus
Mr. Yoran	First Quarter	$80,000	107.7%	107.7%	$86,180
	Second Quarter	80,000	106.6%	106.6%	85,280
	Third Quarter	80,000	105.7%	105.7%	84,560
	Fourth Quarter	80,000	104.6%	104.6%	83,680
	Full Year	80,000	105.1%	105.1%	84,080
	Total 2019	$400,000			$423,780

Mr. Vintz	First Quarter	$45,000	107.7%	107.7%	$48,476
	Second Quarter	45,000	106.6%	106.6%	47,970
	Third Quarter	45,000	105.7%	105.7%	47,565
	Fourth Quarter	45,000	104.6%	104.6%	47,070
	Full Year	45,000	105.1%	105.1%	47,295
	Total 2019	$225,000			$238,376

Mr. Riddick	First Quarter	$30,000	107.7%	107.7%	$32,318
	Second Quarter	30,000	106.6%	106.6%	31,980
	Third Quarter	30,000	105.7%	105.7%	31,710
	Fourth Quarter	30,000	104.6%	104.6%	31,380
	Full Year	30,000	105.1%	105.1%	31,530
	Total 2019	$150,000			$158,918

Mr. Negron(1)	First Quarter	$71,250	87.5%	87.5%	$62,319
	Second Quarter	71,250	101.3%	101.3%	72,149
	Third Quarter	49,327	90.8%	90.8%	44,809
	Fourth Quarter	—	—	—	—
	Full Year	—	—	—	—
	Total 2019	$191,827			$179,277
_____________
(1)    Mr. Negron's employment as our Chief Revenue Officer terminated effective September 2, 2019. Consequently, his participation in the Quarterly Bonus Plan for the third fiscal quarter was prorated and paid as severance in connection with his employment termination and he did not participate in the Quarterly Bonus Plan for the fourth fiscal quarter or for the full fiscal year. Mr. Negron’s target cash bonus opportunity was attributable 25% ($75,000) to our performance based on 50% of the Board Metrics and 50% on the Corporate Bookings Stretch Metric and 75% ($225,000) to his actual achievement solely with respect to the Corporate Bookings Stretch Metric. This translated into a quarterly target cash bonus opportunity of $71,250 for the first through fourth quarters ($15,000 attributable to the 50% Board Metrics and 50% Corporate Bookings Stretch Metric and $56,250 attributable to the Corporate Bookings Stretch Metric) and a $15,000 target cash bonus opportunity for the full fiscal year (which was attributable to the 50% Board Metrics and 50% Corporate Bookings Stretch Metric).
The cash bonus payments made to our Named Executive Officers for 2019 are set forth in the “Summary Compensation Table” below.
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We use equity awards to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our Named Executive Officers with the interests of our stockholders.
In February 2019, as part of its annual compensation review the Compensation Committee determined to granted equity awards to our Named Executive Officers in the form of time-based RSU awards that are settled for shares of our common stock. RSU awards serve as an incentive that is aligned with the long-term interests of our stockholders because their value increases (or decreases) with any change in the value of the underlying shares. Further, RSUs serve our retention objectives because they are subject to a multi-year vesting requirement based on continued service.
The Compensation Committee, in exercising its judgment, determines the amount and form of these awards after taking into consideration a competitive market analysis prepared by its compensation consultant, the outstanding equity holdings of each Named Executive Officer (including the current economic value of his or her unvested equity holdings and the ability of these unvested holdings to satisfy our retention objectives), the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the annual burn rate ranges of the companies in our compensation peer group and other recently-public technology companies, the potential voting power dilution to our stockholders in relation to the median practice of the companies in our compensation peer group, the recommendations of our CEO (except with respect to his own equity award), and the other factors described in “Compensation-Setting Process - Determining Total Direct Compensation” above. Based upon these factors, the Compensation Committee determines the size of each equity award at levels it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
In February 2019, the Compensation Committee granted RSU awards to our Named Executive Officers in amounts that it considered to be consistent with our compensation philosophy and its desired market positioning, as follows:

Named Executive Officer	Restricted Stock Unit Award (shares)	Restricted Stock Unit Award (grant date fair value)
Mr. Yoran	211,893	$6,200,000
Mr. Vintz	136,705	4,000,000
Mr. Riddick	47,846	1,400,000
Mr. Negron(1)	54,682	1,600,000
_____________
(1)    Mr. Negron’s employment as our Chief Revenue Officer terminated effective September 2, 2019. Mr. Negron forfeited his award upon the termination of his employment as our Chief Revenue Office.
The RSU awards granted to our Named Executive Officers vest over a four-year period, with 25% of the total number of units subject to the award vesting on the first anniversary of February 20, 2019,

the vesting commencement date, and 1/16th of the total number of units subject to the award vesting in quarterly installments over the following three years, contingent upon the Named Executive Officer’s continued employment by us through each applicable vesting date.
The equity awards granted to our Named Executive Officers in 2019 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards Table” below.
Health and Welfare, Retirement and ESPP Benefits
Our Named Executive Officers are eligible to receive the same employee benefits that are generally available to all full-time, salaried employees, subject to the satisfaction of certain eligibility requirements. These benefits include medical, dental, and vision insurance, business travel insurance, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, commuter benefits, and reimbursement for mobile phone coverage.
We also maintain a Section 401(k) retirement plan (the “Section 401(k) Plan”) that provides eligible employees, including our Named Executive Officers, with an opportunity to save for retirement on a tax-advantaged basis. We have the ability to make discretionary contributions to the Section 401(k) Plan and for 2019, during each pay period, we made matching contributions for each $1.00 of an employee’s contribution, up to a maximum of 4% of the employee’s eligible earnings, subject to annual limitations, for the applicable pay period.
We provide additional long-term equity incentives through the 2018 Employee Stock Purchase Plan (the “ESPP”), which became effective in connection with our initial public offering in July 2018. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Generally all of our regular employees (including our Named Executive Officers during their employment with us) may participate in the ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Each offering will have one or more purchase dates on which our common stock will be purchased for employees participating in the offering. Unless otherwise determined by our Compensation Committee, shares are purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of our common stock on the first date of an offering or (b) 85% of the fair market value of our common stock on the date of purchase.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers, except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During 2019, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.
Employment Arrangements
We entered into written employment offer letters with each of our Named Executive Officers in connection with their initial employment with us.

These employment offer letters were superseded and replaced in their entirety by amended and restated employment agreements which were entered into and effective as of February 2019.
The amended and restated employment agreement reflect a standardized approach for the payment of severance and change in control payments and benefits to our Named Executive Officers. Under this approach, the post-employment compensation arrangements of our Named Executive Officers were established on a uniform basis and at levels that generally align with current market practice.
For detailed descriptions of the amended and restated employment agreements with our Named Executive Officers, see “Potential Payments upon Termination or Change in Control” below.
Post-Employment Compensation
Their amended and restated employment agreements provide our Named Executive Officers with certain protections in the event of their termination of employment by virtue of death or disability. In addition, the amended and restated employment agreements provide for certain protections in the event of an involuntary termination of employment, including an involuntary termination of employment in connection with a change in control of the Company. We believe that these protections are necessary from a retention standpoint.
These arrangements provide reasonable compensation to the Named Executive Officer if he or she leaves our employ under certain circumstances to facilitate his or her transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to execute and deliver an effective general release of claims in favor of the Company in a form acceptable to us as a condition to receiving post-employment compensation payments or benefits. We also believe that these arrangements help maintain the continued focus and dedication of our Named Executive Officers to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the Company.
Under the amended and restated employment agreements, all payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by a Named Executive Officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.
We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our Named Executive Officers.
We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a change in control of the Company, are essential to attracting and retaining highly qualified executives. The Compensation Committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining the annual compensation for our Named Executive Officers. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.
For detailed descriptions of the post-employment compensation arrangements with our Named Executive Officers, as well as an estimate of the potential payments and benefits payable under these arrangements, see “Potential Payments upon Termination or Change in Control” below.

Hedging and Pledging Prohibitions
Under our Insider Trading Policy, our employees (including officers), members of our Board of Directors, and consultants are prohibited from engaging in short sales, transactions in put or call options, hedging transactions, margin accounts, pledges, or other inherently speculative transactions with respect to our stock.
Tax and Accounting Considerations
The Compensation Committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
Generally, Section 162(m) of the Code as amended by the Tax Cuts and Jobs Act of 2017 (the “TCJA”) disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer, chief financial officer, and any employee who is among the three highest compensated executive officers for the taxable year (other than the chief executive officer and chief financial officer) (each, a “Covered Employee”). In addition, once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.
Prior to the TCJA, Section 162(m) provided transition relief for newly-public companies pursuant to which the $1 million deduction limit did not apply to certain compensation paid (or in some cases, granted) pursuant to a plan or agreement that existed during the period in which the company was not a publicly held corporation and which was disclosed in the company’s public filings at the time of its initial public offering, subject to certain requirements and limitations. Further, this transition relief remained in effect until the earliest to occur of the following: (i) the expiration of the plan or agreement; (ii) the material modification of the plan or agreement; (iii) the issuance of all employer stock and other compensation that had been allocated under the plan; or (iv) the first meeting of stockholders at which directors are to be elected that occurred after the close of the third calendar year following the calendar year in which the company’s initial public offering occurred.
Recently, the Internal Revenue Service issued proposed regulations to implement the amendments made to Section 162(m) by the TCJA that would eliminate this transition relief for companies that become a publicly held corporation through an initial public offering after December 20, 2019. Under the proposed regulations, it appears that a company that was not a publicly held corporation and then becomes a publicly held corporation through an initial public offering on or before December 20, 2019, however, may continue to rely on the transition relief until the earliest to occur of the events enumerated above. Further, to the extent the transition relief for newly-public companies no longer applies, pursuant to the TCJA, effective for taxable years beginning after December 31, 2017, compensation paid to a Covered Employee in excess of $1 million will be subject to the deduction limit unless it qualifies for separate transition relief applicable to certain arrangements that qualify as written binding contracts that were in effect on November 2, 2017 and which have not been subsequently materially modified. Notwithstanding the foregoing, because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the proposed regulations, as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by us will qualify for the transition relief under Section 162(m) for newly-public companies or the transition relief for compensation paid pursuant to written binding contracts and be deductible by us in the future.

Although the Compensation Committee may consider the tax implications as one factor in making compensation decisions for our Covered Employees, the Compensation Committee also considers other factors in making such decisions, including ensuring that our executive compensation program supports our business strategy. Consequently, the Compensation Committee retains the discretion and flexibility to compensate our Named Executive Officers in a manner consistent with the objectives of our executive compensation program and the best interests of the Company and our stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit of Section 162(m). While the transition relief for newly-public companies may help to minimize the effect of the Section 162(m) deduction limit under Section 162(m) in the short-term, we expect that, going forward, some portion of our Named Executive Officers’ compensation will not be fully deductible by the Company for federal income tax purposes.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”), the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation awarded to, earned by and paid to our Named Executive Officers with respect to the years ended December 31, 2017, 2018 and 2019.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Amit Yoran(3) Chief Executive Officer and Chairman	2019	$400,000	$6,199,989	$—	$423,780	$—		$7,023,769
	2018	400,000	—	4,123,067	339,760	—		4,862,827
	2017	400,000	6,726,411	5,777,020	215,800	—		13,119,231
Stephen A. Vintz Chief Financial Officer	2019	350,000	3,999,988	—	238,376	11,200	(5)	4,599,564
	2018	343,000	—	3,086,405	233,623	3,649	(5)	3,666,677
	2017	336,000	—	—	230,905	437		567,342
Stephen A. Riddick General Counsel and Corporate Secretary	2019	$320,000	$1,399,974	$—	$158,918	$11,200	(5)	$1,890,092
	2018	285,000	—	846,703	158,820	11,000	(5)	1,301,523
	2017	250,000	—	624,520	161,850	10,800	(5)	1,047,170
John G. Negron(4) Chief Revenue Officer	2019	234,679	1,599,995	—	134,468	172,676	(6)	2,141,818
	2018	331,000	—	1,178,017	293,672	6,853	(5)	1,809,542
	2017	262,400	—	1,250,762	272,024	1,560	(5)	1,786,746
_____________

(1)     This column reflects the aggregate grant date fair value of restricted stock awards, RSUs and option awards granted during the year measured pursuant to ASC Topic 718. This calculation assumes that the Named Executive Officer will perform the requisite service for the award to vest in full as required by SEC rules. These amounts do not reflect the actual economic value that will be realized by the Named Executive Officer upon vesting of the restricted stock awards, RSUs, stock options, the exercise of the stock options, or the sale of the restricted stock or the common stock underlying such stock options or RSUs. The assumptions we used in valuing stock options are described in Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.
(2)    These amounts reflect the cash awards paid under the Quarterly Bonus Plan for performance during the applicable fiscal year. See the Compensation Discussion and Analysis for a more complete description of how the cash bonuses were determined for the year ended December 31, 2019.
(3)    Mr. Yoran is also a member of our Board of Directors but does not receive any additional compensation in his capacity as a director.
(4)    Mr. Negron’s employment as our Chief Revenue Officer was terminated effective September 2, 2019.
(5)    These amounts include company matching contributions under our 401(k) Plan.
(6)    This amount includes $11,200 of company matching contributions under our 401(k) Plan and $161,476 of cash severance payments to Mr. Negron, pursuant to his amended and restated employment agreement.
Grants of Plan-Based Awards
The following table provides information on cash-based performance awards and stock unit awards in 2019 to our Named Executive Officers. There can be no assurance that the Grant Date Fair Value, as listed in this table, of the Stock Awards will ever be realized. These Grant Date Fair Value amounts also are included in the “Stock Awards” column of the Summary Compensation Table.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)
Amit Yoran	(2)	$—	$400,000	$—
	2/20/2019				211,893	$6,199,989
Stephen A. Vintz	(2)	—	225,000	—
	2/20/2019				136,705	3,999,988
Stephen A. Riddick	(2)	—	150,000	—
	2/20/2019				47,846	1,399,974
John G. Negron	(2)	—	300,000	—
	2/20/2019				54,682	1,599,995
_____________
(1)     RSUs granted under our 2018 Equity Incentive Plan vest 25% on February 20, 2020, and quarterly thereafter for the following three years. Each award is settled in shares of common stock on each vesting date, subject to the Named Executive Officer’s continuous service with the company through the applicable vesting date. Mr. Negron forfeited his award upon the termination of his employment as our Chief Revenue Officer.
(2)    These rows represent possible payouts pursuant to the Quarterly Bonus Plan for 2019. The Quarterly Bonus Plan did not contain any threshold or maximum values for 2019. For more information about these payments, see the Compensation Discussion & Analysis.
Outstanding Equity Awards
The following table sets forth certain information about outstanding equity awards granted to our Named Executive Officers that remain outstanding as of December 31, 2019.

	Option Awards(1)						Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price(2)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested(3)
Amit Yoran	1/18/2017	1,952,171	887,353	(4)	$4.25	1/18/2027
	1/18/2017	—	—				494,589	(4)	$11,850,352
	6/21/2018	—	565,657	(5)	16.21	6/21/2028
	2/20/2019	—	—				211,893	(6)	5,076,956
Stephen A. Vintz	12/16/2014(7)	505,500	—		2.36	12/16/2024
	6/30/2016	78,750	26,250	(8)	4.15	6/30/2026
	6/21/2018	105,858	317,576	(9)	16.21	6/21/2028
	2/20/2019	—	—				136,705	(6)	3,275,452
Stephen A. Riddick	5/31/2016	75,000	50,000	(11)	4.15	5/31/2026
	6/26/2017	112,500	112,500	(12)	5.96	6/26/2027
	6/21/2018	—	116,162	(5)	16.21	6/21/2028
	2/20/2019	—	—				47,846	(6)	1,146,390
John G. Negron(10)
_____________
(1)    Except as noted, all of the option, restricted stock and restricted stock unit awards listed in the table were granted under our 2016 Stock Incentive Plan.
(2)    All of the option awards listed in the table were granted with a per share exercise price equal to or above the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board of Directors.
(3)    Represents the market value of the restricted stock award or restricted stock unit based on the closing price of our common stock of $23.96 per share on December 31, 2019.
(4)    25% of the shares subject to such awards vested on January 1, 2018, and continue to vest quarterly over three years thereafter, in each case subject to Mr. Yoran’s continued service, and subject to accelerated vesting in specified circumstances.
(5)    25% of the shares subject to the option vest in equal monthly installments over the twelve-month period beginning on June 21, 2020, and ending on the third anniversary of the grant date, and will continue to vest monthly over the twelve-month period thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances.

(6)    Granted under our 2018 Equity Incentive Plan. 25% of the shares subject to the RSU award vested on February 20, 2020, and the remainder continue to vest in equal quarterly installments over three years thereafter, in each case subject to the recipient’s continued service, and subject to accelerated vesting in specified circumstances.
(7)    Granted under our 2012 Stock Incentive Plan.
(8)    25% of the shares subject to the option vested on June 30, 2017 and continue to vest on each twelve-month anniversary thereafter, in each case subject to Mr. Vintz’s continued service, and subject to accelerated vesting in specified circumstances.
(9)    25% of the shares underlying the option vested on June 21, 2019 and continue to vest on each twelve-month anniversary thereafter, in each case subject to Mr. Vintz’s continued service, and subject to accelerated vesting in specified circumstances.
(10)    Due to the termination of his employment, as of December 31, 2019, Mr. Negron had no awards outstanding.
(11)    25% of the shares subject to the option vested on May 31, 2017, and continue to vest on each twelve-month anniversary thereafter, in each case subject to Mr. Riddick’s continued service, and subject to accelerated vesting in specified circumstances.
(12)    25% of the shares subject to the option vested on June 26, 2018, and continue to vest on each twelve-month anniversary thereafter, in each case subject to Mr. Riddick’s continued service, and subject to accelerated vesting in specified circumstances.
Options Exercised and Stock Vested
The following table shows information regarding the exercise of options and the vesting of stock previously granted to our Named Executive Officers during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Amit Yoran	—	$—	395,672	$10,381,444
Stephen A. Vintz	—	—	—	—
Stephen A. Riddick	75,000	2,009,500	—	—
John G. Negron	387,497	9,606,314	—	—
_____________
(1)    The dollar amounts shown are determined by multiplying the number of options that were exercised by the intrinsic value of the options exercised based on the per share closing price of our common stock on the exercise date.
(2)    The dollar amounts shown are determined by multiplying the number of shares that vested by the per share closing price of our common stock on the vesting date.

Employment Agreements with Our Named Executive Officers
Mr. Yoran
We entered into an offer letter with Mr. Yoran in October 2016, an addendum thereto in February 2017 and an amended and restated employment agreement in February 2019. Pursuant to the terms of his amended and restated employment agreement, Mr. Yoran’s employment is at will and may be terminated at any time by us or Mr. Yoran. Under the terms of the agreement, Mr. Yoran is eligible to receive an annual base salary of $400,000, and quarterly bonuses with an aggregate annual target of $400,000 based upon the assessment by the Board or the Compensation Committee of Mr. Yoran’s performance and our attainment of targeted goals as set by the Board or Compensation Committee. In connection with entering into his amended and restated employment agreement, Mr. Yoran also entered into an intellectual property, non-disclosure and non-solicitation agreement with us.
Under his employment agreement currently in effect, if Mr. Yoran is terminated without cause or resigns for good reason (each as defined in his amended and restated employment agreement), or if Mr. Yoran dies or his employment is terminated due to disability (as defined in his amended and restated employment agreement), provided he (or his estate, as applicable) signs and does not revoke a separation agreement that includes a release of claims, Mr. Yoran (or his estate) is eligible to receive 18 months of continued base salary, payment by the company of the employer-portion of premiums for continued group health coverage for up to 12 months following termination, a lump sum cash payment equal to Mr. Yoran’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs, and pro-rated accelerated vesting of his outstanding unvested equity awards based on the applicable vesting schedule. If Mr. Yoran is terminated without cause or resigns for good reason within the three months prior to or 12 months following a change in control (as defined in his amended and restated employment agreement), provided he signs and does not revoke a separation agreement that includes a release of claims, Mr. Yoran is eligible to receive the same base salary severance and group health plan contributions set forth above (provided that the base salary severance will be paid in a lump sum), a bonus severance payment equal to the sum of (i) 1.5 times Mr. Yoran’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs, plus (ii) 1.5 times Mr. Yoran’s target annual bonus for the year in which the termination occurs, and accelerated vesting in full of any outstanding unvested equity incentive awards held by Mr. Yoran. Such severance is further conditioned upon Mr. Yoran’s compliance with certain non-disclosure and non-solicitation obligations and resignation from all positions with us.
Mr. Vintz and Mr. Riddick
We entered into an offer letter with Mr. Vintz in October 2014 and an amended and restated employment agreement in February 2019. Pursuant to the terms of his amended and restated employment agreement, Mr. Vintz’s employment is at will and may be terminated at any time by us or Mr. Vintz. Under the terms of the agreement, Mr. Vintz is eligible to receive an annual base salary of $350,000, and quarterly bonuses with an aggregate annual target of $225,000 based upon the assessment by our Chief Executive Officer of Mr. Vintz’s performance and our attainment of targeted goals as set by the Board or Compensation Committee. In connection with entering into his amended and restated employment agreement, Mr. Vintz also entered into an intellectual property, non-disclosure and non-solicitation agreement with us.
We entered into an offer letter with Mr. Riddick in May 2016 and an amended and restated employment agreement in February 2019. Pursuant to the terms of his employment agreement, Mr.

Riddick’s employment is at will and may be terminated at any time by us or Mr. Riddick. Under the terms of the agreement, Mr. Riddick is eligible to receive an annual base salary of $320,000, and quarterly bonuses with an aggregate annual target of $150,000 based upon the assessment by our Chief Executive Officer of Mr. Riddick’s performance and our attainment of targeted goals as set by the Board or Compensation Committee. In connection with entering into his amended and restated employment agreement, Mr. Riddick also entered into an intellectual property, non-disclosure and non-solicitation agreement with us.
Under the employment agreements currently in effect with Mr. Vintz and Mr. Riddick, if the Named Executive Officer is terminated without cause or resigns for good reason (each as defined in the amended and restated employment agreement), provided the Named Executive Officer signs and does not revoke a separation agreement that includes a release of claims, the Named Executive Officer is eligible to receive 12 months of continued base salary, payment by the company of the employer-portion of premiums for continued group health coverage for up to 12 months following termination, a lump sum cash payment equal to the Named Executive Officer’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs, and pro-rated accelerated vesting of the Named Executive Officer’s outstanding unvested equity awards based on the applicable vesting schedule. If such termination or resignation occurs within the three months prior to or 12 months following a change in control (as defined in his amended and restated employment agreement), provided the Named Executive Officer signs and does not revoke a separation agreement that includes a release of claims, the Named Executive Officer is eligible to receive the same base salary severance and group health plan contributions set forth above (provided that the base salary severance will be paid in a lump sum), a bonus severance payment equal to the sum of (i) one times the Named Executive Officer’s target annual bonus for the year in which the termination occurs, prorated based on the last day of employment and reduced by the amount of any quarterly bonuses previously paid or due for the year in which the termination occurs, plus (ii) one times the Named Executive Officer’s target annual bonus for the year in which the termination occurs, and accelerated vesting in full of any outstanding unvested equity incentive awards held by the Named Executive Officer. In addition, if the Named Executive Officer dies or his employment is terminated due to disability (as defined in his employment agreement), provided the Named Executive Officer’s estate or the Named Executive Officer, as applicable, signs and does not revoke a separation agreement that includes a release of claims, the Named Executive Officer’s dependents and the Named Executive Officer, as applicable, are eligible to receive payment by the company of the employer-portion of premiums for continued group health coverage for up to 12 months following termination. Such severance is further conditioned upon the Named Executive Officer’s compliance with certain non-disclosure and non-solicitation obligations and resignation from all positions with us.
Mr. Negron
We entered into an offer letter with Mr. Negron in February 2017 and an amended and restated employment agreement in February 2019. Pursuant to the terms of his employment agreement, Mr. Negron’s employment was at will and may have been terminated at any time by us or Mr. Negron. Under the terms of the agreement, Mr. Negron was eligible to receive an annual base salary of $350,000, and quarterly bonuses with an aggregate annual target of $300,000 based upon the assessment by our Chief Executive Officer of Mr. Negron’s performance and our attainment of targeted goals as set by the Board or Compensation Committee. In connection with entering into his amended and restated employment agreement, Mr. Negron also entered into an intellectual property, non-disclosure and non-solicitation agreement with us.

Mr. Negron’s employment as our Chief Revenue Office was terminated effective September 2, 2019. Pursuant to his employment agreement in effect upon termination, and subject to Mr. Negron’s compliance with a separation agreement that includes a release of claims, Mr. Negron will receive 12 months of continued base salary, and received a lump sum cash payment equal to Mr. Negron’s target annual bonus for the year in which his termination occurred, prorated based on the last day of employment and reduced by the amount of the quarterly cash bonuses he received. The remaining payments of continued base salary are subject to Mr. Negron’s compliance with certain non-disclosure and non-solicitation obligations.
Potential Payments Upon Termination or Change in Control
The table below sets forth the values that the continuing Named Executive Officers would derive in the event of (i) death or disability, (ii) termination without cause or resignation for good reason not in connection with a change of control (“Non-CIC Termination”), and (iii) termination without cause or resignation for good reason in connection with a change of control (“CIC Termination”), that in each case hypothetically occurred on the last business day of 2019. For Mr. Negron, the table below sets forth the values Mr. Negron actually received upon his termination of employment as our Chief Revenue Office effective September 2, 2019.

	Death/Disability		Non-CIC Termination		CIC Termination
Name	Cash Severance(1)	Equity Severance(2)	Cash Severance(3)	Equity Severance(2)	Cash Severance(4)	Equity Severance(2)
Amit Yoran	$762,281	$5,868,009	$762,281	$5,868,009	$1,562,281	$38,800,878
Stephen A. Vintz	11,169	—	442,158	670,206	667,158	6,256,678
Stephen A. Riddick	6,966	—	380,958	1,084,028	530,958	5,062,146
John G. Negron	—	—	394,809	—	—	—
_____________
(1)    For Mr. Vintz and Mr. Riddick, represents the value of the payment by the company of the employer-paid portion of premiums for continued group health coverage for 12 months following termination. For Mr. Yoran, represents the value of 18 months of continued base salary, payment by the company of the employer-paid portion of premiums for continued group health coverage for 12 months following termination, and a lump sum cash payment equal to Mr. Yoran’s target annual bonus reduced by the amount of the first three quarterly bonuses paid during 2019.
(2)    Represents the value of accelerated restricted stock, the value of accelerated restricted stock units, and the intrinsic value of accelerated stock options, as applicable, in each case based on closing price of our common stock of $23.96 per share on December 31, 2019.
(3)    Other than for Mr. Negron, represents the value of 12 months of continued base salary (18 months for Mr. Yoran), payment by the company of the employer-paid portion of premiums for continued group health coverage for 12 months following termination, and a lump sum cash payment equal to the Named Executive Officer’s target annual bonus reduced by the amount of the first three quarterly bonuses paid during 2019.
(4)    Represents the value of a lump sum cash payment equal to 12 months of base salary (18 months for Mr. Yoran), payment by the company of the employer-paid portion of premiums for continued group health coverage for 12 months following termination, a lump sum cash payment equal to one times the Named Executive Officer’s target annual bonus (1.5 times for Mr. Yoran) reduced by the amount of the first three quarterly bonuses paid during 2019, and a lump sum cash payment equal to one times the Named Executive Officer’s target annual bonus (1.5 times for Mr. Yoran).

DIRECTOR COMPENSATION
Director Compensation
This section provides information regarding the compensation of our non-employee directors in 2019 and Mr. John C. Huffard, Jr., who is a director and was an employee of the company during 2019, but not a Named Executive Officer. Our non-employee directors are also entitled to reimbursement of direct expenses incurred in connection with attending meetings of our Board of Directors or committees thereof. In the future, we may provide both cash and equity compensation to all of our independent directors.
2019 Cash Compensation
The cash compensation amounts set forth below (prorated where applicable) were payable to each non-employee director (other than Mr. Ping Li and Mr. Richard Wells, who are affiliated with Accel and Insight Venture Partners, respectively, each a major stockholder of the Company) (the "Eligible Directors") and Mr. Huffard in 2019 for their service on the Board of Directors of the company for the year ended December 31, 2019:

•	Annual Board Service Retainer - $30,000

•	Annual Retainer for Chairman of the Audit Committee - $20,000

•	Annual Retainer for Chairman of the Compensation Committee - $12,000

•	Annual Retainer for Chairman of the Nominating and Corporate Governance Committee - $7,500

•	Annual Retainer for members of the Audit Committee - $10,000

•	Annual Retainer for members of the Compensation Committee - $6,000

•	Annual Retainer for members of the Nominating and Corporate Governance Committee - $4,000
Ms. Zecher was appointed to serve as a non-employee director, effective August 8, 2019 and the amounts she received were pro-rated based on actual service as a director during 2019. Mr. Huffard transitioned from an employee director to a non-employee director at the end of 2019 and received a partial payment of the Annual Board Service Retainer for his services as a director during the fourth fiscal quarter of 2019.
2019 Equity Compensation
On May 16, 2019, each Eligible Director (other than Ms. Zecher, who was not a director at that time, and Mr. Huffard, who is not an Eligible Director) was granted 6,740 RSUs, with the shares underlying the RSUs vesting on the earlier of the first anniversary of the date of grant of the company’s next annual stockholder meeting, subject to each director’s continued service as a director through the applicable vesting date and accelerated vesting in specified circumstances. Upon commencement of her service as a director on August 8, 2019, the Board granted Ms. Zecher 17,331 RSUs, with one-third of the RSUs vesting on each anniversary of the grant date such that the award will be fully vested after three years, subject to Ms. Zecher’s continued service as a director through the applicable vesting dates and accelerated vesting in specified circumstances.

2019 Director Compensation
The following table provides information as to the compensation of our non-employee directors and Mr. Huffard for the year ended December 31, 2019:

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)(3)		Total
Arthur W. Coviello, Jr.	$47,500	$199,976		$247,476
Kimberly L. Hammonds	44,000	199,976		243,976
John C. Huffard, Jr.(4)	7,500	—	(4)	7,500
Jerry M. Kennelly	42,000	199,976		241,976
Ping Li(5)	—	—		—
A. Brooke Seawell	50,000	199,976		249,976
Richard M. Wells(5)	—	—		—
Linda Zecher	20,000	399,999		419,999
_____________
(1)    Mr. Yoran did not earn compensation during 2019 for his service on our Board of Directors. Mr. Yoran’s compensation is fully reflected in the “Summary Compensation Table” above.
(2)    The amounts in the Stock Awards column reflect the aggregate grant date fair value of each RSU award granted during the year ended December 31, 2019, computed in accordance with ASC Topic 718. This calculation assumes that the director will perform the requisite service for the award to vest in full as required by SEC rules. These amounts do not reflect the actual economic value that will be realized by the director upon vesting of the RSUs or the sale of the common stock underlying such RSUs.
(3)    As of December 31, 2019, Ms. Hammonds and Messrs. Coviello and Seawell each held options to purchase 230,000 shares of our common stock and Mr. Kennelly held options to purchase 198,000 shares of our common stock. None of our other non-employee directors held options to purchase shares of our common stock as of December 31, 2019. As of December 31, 2019, Ms. Hammonds and Messrs. Coviello, Kennelly and Seawell each held 6,740 RSUs and Ms. Zecher held 17,331 RSUs. None of our other non-employee directors held stock awards as of December 31, 2019.
(4)    Mr. Huffard also served as our Chief Operating Officer in 2019. His employment with the company ended on December 31, 2019. He received a partial payment of the Annual Board Service Retainer in the amount of $7,500 for his services as a director during the fourth fiscal quarter of 2019. For his services as our Chief Operating Officer during 2019, he received $421,290 in cash compensation, consisting of $339,036 in salary, $71,054 in non-equity incentive plan compensation and $11,200 in company contributions under our 401(k) Plan. For his services as our Chief Operating Officer, he also received RSU awards on February 20, 2019 with an aggregate grant date fair value of $1,799,987, which were forfeited following the termination of his employment.
(5)     Mr. Li and Mr. Wells are affiliated with Accel and Insight Venture Partners, respectively, each a major stockholder of the Company, and accordingly did not receive cash or equity compensation for their service as directors during 2019.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table summarizes our equity compensation plan information as of December 31, 2019. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)(2)
Equity compensation plans approved by stockholders	16,110,191	$8.61	19,738,090
Equity compensation plans not approved by stockholders	—	—	—
Total	16,110,191	$8.61	19,738,090
_____________
(1)    The weighted average exercise price of the outstanding stock options and rights excludes 2,893,621 shares in column (a) that are issuable upon vesting of RSUs, which have no exercise price.
(2)    Includes our 2018 Equity Incentive Plan (“2018 Plan”) and 2018 Employee Stock Purchase Plan (“2018 ESPP”). Stock options or other stock awards granted under our 2002 Stock Incentive Plan, 2012 Stock Incentive Plan and 2016 Stock Incentive Plan that are forfeited, terminated, expired or repurchased become available for issuance under our 2018 Plan. Our 2018 Plan provides that the total number of shares reserved of common stock reserved for issuance thereunder will be automatically increased, on January 1 of each calendar year, in an amount equal to 5% of the total number of shares of our capital stock outstanding on December 31 of the prior calendar year, or a lesser number of shares determined by our Board. Our 2018 ESPP provides that the number of shares of our common stock reserved for issuance thereunder will automatically increase on January of each calendar year by the lesser of: (1) 1.5% of the total number of shares our capital stock outstanding on December 31st of the preceding year; (2) 8,000,000 shares; or (3) a lesser number of shares determined by our Board. On January 1, 2020, the number of shares reserved for issuance under our 2018 Plan and our 2018 ESPP automatically increased by 4,929,361 shares and 1,478,808 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION
Related-Person Transactions Policy and Procedures
We have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director's independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.
Certain Related Person Transactions
The following includes a summary of transactions since January 1, 2019 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Other than described below, there have not been, nor are there currently any proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which include equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.”
Employment Arrangements with Messrs. Schonberger and Vintz
We have employed Ron Schonberger, the brother of Amit Yoran, our Chief Executive Officer and Chairman, as our Associate General Counsel since October 2017, and Frank Vintz, the brother of Stephen A. Vintz, our Chief Financial Officer, as a Director of Customer Success since March 2017. Each of Mr. Schonberger and Mr. Frank Vintz is paid compensation consisting of salary, bonus and the fair value of options to purchase common stock or RSUs. In 2019, Mr. Schonberger and Mr. Frank Vintz received total cash and equity compensation of approximately $400,000 and $300,000, respectively.
Indemnification
We provide indemnification for our directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under our Bylaws, we are required to indemnify our directors and executive officers to the extent not prohibited under Delaware law. We have also entered into indemnity agreements with our executive officers and directors. These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to Tenable Holdings, Inc., Attn: Corporate Secretary, 7021 Columbia Gateway Drive, Suite 500, Columbia, Maryland 21046. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Stephen A. Riddick
General Counsel and Corporate Secretary
Dated:	April 15, 2020
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2019 is available without charge upon written request to Tenable Holdings, Inc., Attention: Corporate Secretary, Tenable Holdings, Inc., 7021 Columbia Gateway Drive, Suite 500, Columbia, Maryland 21046.

APPENDIX
RECONCILIATION OF NON-GAAP MEASURES
In this proxy statement, we discuss certain operating metrics and non-GAAP financial measures, as described below, which we think are important to better understand and evaluate our core operating and financial performance. These non-GAAP financial measures, which may be different than similarly titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP included in our Annual Report on Form 10-K. We believe that these operating metrics and non-GAAP financial measures provide useful information about our operating and financial performance, enhance the overall understanding of our past performance and future prospects and allow for greater transparency with respect to important metrics used by management for financial and operational decision-making.
Calculated Current Billings
We define calculated current billings, a non-GAAP financial measure, as total revenue recognized in a period plus the change in current deferred revenue in the corresponding period. We believe that calculated current billings is a key metric to measure our periodic performance. Given that most of our customers pay in advance (including multi-year contracts), but we generally recognize the related revenue ratably over time, we use calculated current billings to measure and monitor our ability to provide our business with the working capital generated by upfront payments from our customers. We believe that calculated current billings, which excludes deferred revenue for periods beyond twelve months in a customer’s contractual term, more closely correlates with annual contract value and that the variability in total billings, depending on the timing of large multi-year contracts and the preference for annual billing versus multi-year upfront billing, may distort growth in one period over another.
The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to calculated current billings:

	Year Ended December 31,
(in thousands)	2019	2018
Revenue	$354,586	$267,360
Deferred revenue (current), end of period	274,348	213,644
Deferred revenue (current), beginning of period(1)	(214,069)	(154,898)
Calculated current billings	$414,865	$326,106
_______________
(1)    Deferred revenue (current), beginning of period for 2019 includes $0.4 million related to Indegy's deferred revenue at the acquisition date, which is not included in the deferred revenue (current), end of period for 2018.
Free Cash Flow
We define free cash flow, a non-GAAP financial measure, as net cash used in operating activities less purchases of property and equipment. We believe free cash flow is an important liquidity measure of the cash (if any) that is available, after purchases of property and equipment, for investment in our business and to make acquisitions. We believe that free cash flow is useful to investors as a liquidity measure because it measures our ability to generate or use cash.

The following table presents a reconciliation of net cash used in operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow:

	Year Ended December 31,
(in thousands)	2019	2018
Net cash used in operating activities	$(10,744)	$(2,559)
Purchases of property and equipment	(20,674)	(5,733)
Free cash flow(1)	$(31,418)	$(8,292)
_______________
(1)    Free cash flow in 2019 included non-recurring cash payments totaling $13.1 million associated with the Indegy acquisition, including $6.7 million for income taxes on the transfer of acquired intellectual property, $3.1 million for other costs related to the intellectual property transfer, $1.8 million for the settlement of unvested acquiree equity awards, and $1.5 million for acquisition-related expenses. Capital expenditures related to our new headquarters in 2019 were $11.4 million. Contributions to our employee stock purchase plan in 2019 and 2018 impacted free cash flow by $(0.9) million and $6.3 million, respectively.
Non-GAAP Loss from Operations
We use non-GAAP loss from operations as a key indicator of our financial performance. We define non-GAAP loss from operations as loss from operations, excluding the effects of stock-based compensation, acquisition-related expenses and amortization of acquired intangible assets. Acquisition-related expenses include transaction expenses and costs related to the transfer of acquired intellectual property.
The following table presents a reconciliation of loss from operations, the most directly comparable financial measure calculated in accordance with GAAP, to non-GAAP loss from operations:

	Year Ended December 31,
(dollars in thousands)	2019	2018
Loss from operations	$(90,799)	$(72,581)
Stock-based compensation	43,443	22,875
Acquisition-related expenses	3,970	—
Amortization of acquired intangible assets	620	603
Non-GAAP loss from operations	$(42,766)	$(49,103)
Non-GAAP Net Loss, Non-GAAP Net Loss Per Share and Pro Forma Non-GAAP Net Loss Per Share
We use non-GAAP net loss, which excludes the effect of the accretion of Series A and B redeemable convertible preferred stock, stock-based compensation, acquisition-related expenses and amortization of acquired intangible assets, as well as the related tax impact, to calculate non-GAAP net loss per share and pro forma non-GAAP net loss per share. Pro forma non-GAAP net loss per share is calculated by giving effect to the conversion of our redeemable convertible preferred stock into common stock as though the conversion occurred at the beginning of each period presented prior to 2019. We believe that these non-GAAP measures provide important information to management and investors because they facilitate comparisons of our core operating results over multiple periods.

The following table presents a reconciliation of net loss, and net loss per share attributable to common stockholders, the most comparable financial measures calculated in accordance with GAAP, to non-GAAP net loss, non-GAAP net loss per share and pro forma non-GAAP net loss per share:

	Year Ended December 31,
(in thousands, except for per share amounts)	2019	2018
Net loss attributable to common stockholders	$(99,013)	$(73,955)
Accretion of Series A and B redeemable convertible preferred stock	—	434
Acquisition-related expenses	3,970	—
Tax impact of acquisition(1)	10,582	—
Stock-based compensation	43,443	22,875
Tax impact of stock-based compensation(2)	(95)	(218)
Amortization of acquired intangible assets(3)	620	603
Non-GAAP net loss	$(40,493)	$(50,261)

Net loss per share attributable to common stockholders, basic and diluted	$(1.03)	$(1.38)
Accretion of Series A and B redeemable convertible preferred stock	—	0.01
Acquisition-related expenses	0.04	—
Tax impact of acquisition(1)	0.11	—
Stock-based compensation	0.45	0.42
Tax impact of stock-based compensation(2)	—	—
Amortization of acquired intangible assets(3)	0.01	0.01
Non-GAAP net loss per share, basic and diluted	$(0.42)	$(0.94)

Weighted-average shares used to compute net loss per share attributable to common stockholders and non-GAAP net loss per share, basic and diluted	96,014	53,669
Pro forma adjustment to reflect the assumed conversion of our convertible redeemable preferred stock as of the beginning of the period	—	31,107
Weighted-average shares used to compute pro forma non-GAAP net loss per share, basic and diluted	96,014	84,776

Pro forma non-GAAP net loss per share, basic and diluted	$(0.42)	$(0.59)
________________
(1)    The tax impact of the acquisition includes $6.3 million of current tax expense and $4.2 million of deferred tax expense related to the transfer of acquired intellectual property.
(2)    The tax impact of stock-based compensation is based on the tax treatment for applicable tax jurisdictions.
(3)    The tax impact of amortization of acquired intangible assets is not material.
Adjusted EBITDA
Our Compensation Committee selected adjusted EBITDA, in addition to revenue and bookings as set forth in our annual financial plan, each equally weighted, as one of the three performance measures upon which bonus payments for our named executive officers would be based. The

Compensation Committee considers the adjusted EBITDA performance measure, along with the revenue and bookings measures, meaningful indicators of our successful execution of our annual financial plan and our ability to enhance long-term value creation. We define adjusted EBITDA as net loss before income tax provision, other non-operating income and (expense), depreciation and amortization, amortization of intangible acquired intangible assets, stock-based compensation and acquisition related expenses.
The following table presents a reconciliation of net loss, the most directly comparable financial measures calculated in accordance with GAAP, to adjusted EBITDA:

	Year Ended December 31,
(in thousands)	2019	2018
Net loss	$(99,013)	$(73,521)
Provision for income taxes	13,364	2,364
Interest (income) expense, net	(5,830)	(2,355)
Other expense, net	680	931
Depreciation and amortization	6,260	5,589
Amortization of acquired intangible assets	620	603
Stock-based compensation	43,443	22,875
Acquisition-related expenses	3,970	—
Adjusted EBITDA	$(36,506)	$(43,514)

tenable

Annual Meeting of Tenable Holdings Inc.

Date: May 28, 2020
Time: 1:00 p.m. (Eastern Time)
Place: https://www.proxydocs.com/TENB

Please make your marks like this: ☒ Use dark black pencil or pen only

The Board of Directors Recommends a Vote **FOR** proposals 1 and 2 and a vote in favor of **ONE YEAR** for Proposal 3.

	For	Withhold	Directors Recommend ↓
01 John C. Huffard, Jr.	☐	☐	For
02 A. Brooke Seawell	☐	☐	For
03 Richard Wells	☐	☐	For

	1 year	2 years	3 years	Abstain	
3: The advisory vote on the frequency of solicitation of future advisory stockholder approval of named executive officer compensation.	☐	☐	☐	☐	1 year

4: To consider and act upon any matters that may properly come before the meeting or any adjournment thereof.

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Authorized Signatures - This section must be completed for your Instructions to be executed.

____________________ Please Sign Here
____________________ Please Date Above

____________________ Please Sign Here
____________________ Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

tenable

Annual Meeting of Tenable Holdings, Inc.
to be held on Thursday, May 28, 2020
for Holders as of March 31, 2020
This proxy is being solicited on behalf of the Board of Directors

VOTE BY:

INTERNET

Go To
https://www.proxydocs.com/TENB
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call **866-230-6244**
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Amit Yoran, Stephen A. Riddick, and Stephen A. Vintz, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Tenable Holdings, Inc. which the undersigned is entitled to vote at said meeting and any postponement or adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any postponement or adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1, FOR THE PROPOSAL IN ITEM 2, FOR ONE YEAR FOR THE PROPOSAL IN ITEM 3, AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

PROXY TABULATOR FOR

Tenable Holdings, Inc.
P.O. BOX 8016
CARY, NC 27512-9903

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Proxy — Tenable Holdings, Inc.

Annual Meeting of Stockholders
May 28, 2020, 1:00 p.m. (Eastern Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Amit Yoran, Stephen A. Riddick, and Stephen A. Vintz (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Tenable Holdings, Inc., a Delaware corporation (the "Company"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 28, 2020 at 1:00 p.m. (Eastern time) and any postponement or adjournment thereof.

The purpose of the Annual Meeting is to take action on the following:

The Board of Directors recommends a vote "FOR" all nominees for director in Item 1, "FOR" the proposal in Item 2 and a vote in favor of "ONE YEAR" for the proposal in Item 3.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director and "FOR" the proposal in Item 2 and in favor of "ONE YEAR" for the proposal in Item 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box. ☐